Exhibit 10.4

AMENDED AND RESTATED

BUSINESS LOAN AND SECURITY AGREEMENT

dated as of October 5, 2005

by and among

ICF CONSULTING GROUP HOLDINGS, INC. and

ICF CONSULTING GROUP, INC. and other

“Borrower” parties hereto from time to time, as Borrowers,

CITIZENS BANK OF PENNSYLVANIA,

CHEVY CHASE BANK, F.S.B.,

PNC BANK, NATIONAL ASSOCIATION, COMMERCE BANK, N.A.,

and other “Lender” parties hereto from time to time, as Lenders,

and

CITIZENS BANK OF PENNSYLVANIA,

as Agent

ii

iii

EXHIBITS

Exhibit 1	Request for Advance and Certification
Exhibit 1(a)	Request for Swing Line Loan Advance
Exhibit 2	LIBOR Election Form and Certification
Exhibit 3	LIBOR Interest Election Procedure and Requirements
Exhibit 4	Borrowing Base/Non-Default Certificate
Exhibit 5	Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 6	Form of Joinder Agreement
Exhibit 7	Pricing Grid
Exhibit 8	Form of Assignment and Acceptance Agreement
Exhibit 9	Joinder Waivers & Foreign Borrower Exclusion Requirements and Procedures

SCHEDULES

Schedule A	Borrowers
Schedule A-1	Foreign Borrowers
Schedule B	Approved International Organizations
Schedule C-1	Approved Non-Cash, Non-Recurring Charges Against Income
Schedule C-2	Approved Transaction Costs and Expenses
Schedule D	Approved Foreign Account Debtors
Schedule E	Permitted Foreign Bank Accounts

Schedule 1	Lender Commitments/Percentages
Schedule 2	Principal Places of Business/Books and Records Location(s)
Schedule 5.2	Conflicts
Schedule 5.3	Financial Statements
Schedule 5.6(a)	Default under Government Contracts
Schedule 5.6(b)	Government Contracts Constituting Material Contracts
Schedule 5.9	Litigation and Proceedings
Schedule 5.11	Primary U.S. Business Locations
Schedule 5.13(a)	Under Funded Pension Plans
Schedule 5.13(c)	Terminated Pension Plans
Schedule 5.15(a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Royalty Payments
Schedule 5.18	Labor Agreements
Schedule 5.22(a)	Borrower Ownership
Schedule 5.22(b)	Minority Shareholders
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 7.7(a)	Existing Indebtedness
Schedule 7.7(c)	Liens Securing Existing Indebtedness
Schedule 7.8(c)	Existing Loans, Advances and/or Investments (to non-Borrowers)

AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT is executed as of October 5th, 2005, and is by and among (i) CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank (“Citizens Bank”), acting in the capacity of Lender, Swing Line Lender and as Agent for the Lenders; (ii) CHEVY CHASE BANK, F.S.B., a federal savings bank (“Chevy Chase Bank”), PNC BANK, NATIONAL ASSOCIATION, as successor-in-interest to Riggs Bank, N.A., a national banking association (“PNC Bank”), COMMERCE BANK, N.A., a national banking association (“Commerce Bank”), and other “Lender” parties to this Amended and Restated Business Loan and Security Agreement from time to time; (iii) ICF CONSULTING GROUP, INC., a Delaware corporation, ICF CONSULTING GROUP HOLDINGS, INC., a Delaware corporation, ICF CONSULTING LIMITED, a private limited company organized under the laws of England and Wales, COMMENTWORKS.COM COMPANY, L.L.C., a Delaware limited liability company, THE K.S. CRUMP GROUP, L.L.C., a Delaware limited liability company, ICF INCORPORATED, L.L.C., a Delaware limited liability company, ICF INFORMATION TECHNOLOGY, L.L.C., a Delaware limited liability company, ICF RESOURCES L.L.C., a Delaware limited liability company, SYSTEMS APPLICATIONS INTERNATIONAL, L.L.C., a Delaware limited liability company, ICF ASSOCIATES, L.L.C., a Delaware limited liability company, ICF SERVICES COMPANY, L.L.C., a Delaware limited liability company, ICF CONSULTING SERVICES, L.L.C., a Delaware limited liability company, ICF EMERGENCY MANAGEMENT SERVICES, LLC, a Delaware limited liability company, ICF CONSULTING PTY LTD, an Australian corporation, ICF CONSULTING CANADA, INC., a Canadian corporation, ICF/EKO, a Russian corporation, ICF CONSULTORIA DO BRASIL LTDA., a Brazilian limited liability company, SYNERGY, INC., a District of Columbia corporation (“Synergy”), SIMULATION SUPPORT, INC., a Virginia corporation (“Simulation”), SYNERGY BIOMEDICAL, LLC, a Delaware limited liability company (“Synergy Biomedical”), ICF PROGRAM SERVICES LLC, a Delaware limited liability company, and CALIBER ASSOCIATES, INC., a Virginia corporation, COLLINS MANAGEMENT CONSULTING, INC., a Virginia corporation, FRIED & SHER, INC., a Virginia corporation; and (iv) other “Borrower” parties to this Amended and Restated Business Loan and Security Agreement from time to time.

W I T N E S S E T H T H A T:

WHEREAS, pursuant to a certain Business Loan Agreement dated August 27, 2003 (as heretofore amended or modified from time to time, the “Existing Loan Agreement”) by and among certain of the Borrowers, the Agent and certain of the Lenders, certain of the Borrowers obtained loans and certain other financial accommodations (collectively, the “Existing Loan”) from certain of the Lenders in the aggregate maximum principal amount of Fifty Million and No/100 Dollars ($50,000,000.00); and

WHEREAS, the Borrowers, the Agent and the Lenders have agreed to increase the maximum principal of the Existing Loan from Fifty Million and No/100 Dollars ($50,000,000.00) to Seventy-five Million and No/100 Dollars ($75,000,000.00), and amend and restate the Existing Loan Agreement, in its entirety, as hereinafter provided.

In consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

CERTAIN DEFINITIONS

For the purposes of this Amended and Restated Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

“Account Debtor” shall mean any person or entity who is indebted to one (1) or more of the Borrowers for the payment of any Receivable; it being understood and agreed that when computations are being made with respect to amounts due and owing from an Account Debtor (a) such computations shall be made on a contract by contract basis (as opposed to on an Account Debtor basis), with respect to amounts owing in connection with Government Contracts and Government Subcontracts, and (b) such computations shall be made on the basis of all amounts due from the Account Debtor and any Affiliate of the particular Account Debtor, with respect to amounts owing in connection with contracts which are not Government Contracts or Government Subcontracts.

“Accounts” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all “health care insurance receivables”, as such term is defined in the UCC and (f) all collateral security of any kind, given by any person or entity with respect to any of the foregoing.

“ADA” shall have the meaning attributed to such term in Section 5.14(a) of the Agreement.

“Additional Equity Stock” shall mean the shares of either treasury stock or newly issued preferred stock, common stock or other equity interests (including options, warrants or rights to purchase) of any Borrower issued to any person or entity on or after the Restatement Date.

“Additional Base Rate Interest Margin” shall have the meaning attributed to such term in the Notes and in Exhibit 7 attached to this Agreement.

“Additional Libor Interest Margin” shall have the meaning attributed to such term in the Notes and in Exhibit 7 attached to this Agreement.

“Affiliate” shall mean, as to any person or entity, any other person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity, or which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interests of any entity.

“Affirmative Covenant” shall mean any affirmative or similar covenant made by the Borrowers set forth in this Agreement or in any other Loan Document.

“Agent” shall mean Citizens Bank, acting in its capacity as agent for the Lenders, or any successor Agent appointed pursuant to Section 10.10 of this Agreement.

“Agent Fee” shall have the meaning attributed to such term in Section 1.7(c) of this Agreement.

“Agent Fee Due Date” shall mean the Restatement Date and each anniversary thereof.

“Agent’s Commitment” shall have the meaning attributed to such term in Section 10.8(b) of this Agreement.

“Agreement” or “Loan Agreement” shall mean this Amended and Restated Business Loan and Security Agreement, together with the schedules and exhibits attached hereto and any and all amendments or modifications of this Amended and Restated Business Loan and Security Agreement.

“Annual Excess Cash Limitation” shall mean One Million and No/100 Dollars ($1,000,000.00).

“Applicable Interest Rate” shall mean either the (i) LIBOR Lending Rate, plus the Additional Libor Interest Margin or (ii) Base Rate, plus the Additional Base Rate Interest Margin, as set forth in the Notes.

“Applicable Laws” shall mean any federal, state or local law, ordinance, statute, rule or regulation to which any Borrower or the property of any Borrower is subject, whether domestic or international.

“Approved ESOP” shall have the meaning assigned to such term in Section 7.1(b) of this Agreement.

“Approved ESPP” shall have the meaning assigned to such term in Section 7.1(b) of this Agreement.

“Approved International Organization” shall mean, as of the date hereof, any of the international multilateral organizations listed on Schedule B hereto, or any other similar organization deemed acceptable by the Agent from time to time, in its sole and absolute discretion.

“Base Rate” shall mean the higher of the (i) Federal Funds Rate plus one-half of one percent (.50%) or (ii) Prime Rate.

“Bonded Accounts Receivable” shall mean any Receivable which, as of any date of determination, is subject to the rights or remedies of any surety, bonding company or similar entity.

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, one or more of the following entities: the Parent Company, the Primary Operating Company, the entities listed on Schedule A hereto, and each other entity which, as of any date of determination, is a “Borrower” party to this Agreement and the other Loan Documents.

“Borrowing Base/Non-Default Certificate” shall mean a certificate in the form of Exhibit 4 hereto.

“Borrowing Base Deficiency” shall have the meaning assigned to such term in Section 1.3 of this Agreement.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Caliber” shall mean Caliber Associates, Inc., a Virginia corporation.

“Caliber Acquisition” shall mean the acquisition by the Primary Operating Company of all of the issued and outstanding capital stock of Caliber pursuant to the Caliber Purchase Agreement.

“Caliber Entities” shall mean, collectively, Caliber, Collins and F&S.

“Caliber ESOP” shall mean the Caliber Associates, Inc. Employee Stock Ownership Plan and Trust.

“Caliber Purchase Agreement” shall mean that certain Stock Purchase Agreement of even date herewith by and between the Primary Operating Company, the Caliber ESOP, Caliber, Gerald Croan and Sharon Bishop.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

“Chattel Paper” shall have the meaning attributed to such term under the UCC, and shall include “electronic chattel paper” and “tangible chattel paper”, as such terms are defined in the UCC, whether now or hereafter existing.

“Citizens Bank” shall mean Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting individually, together with its successors and assigns.

“CM Equity Consulting Agreement” shall mean that certain Consulting Agreement dated as of July 25, 1999, by and between CMLS Management, L.P., a Delaware limited partnership, and the Primary Operating Company, as the same may be amended or modified from time to time pursuant to this Agreement.

“Collateral” shall have the meaning assigned to such term in Article 3 of this Agreement.

“Collateral Account” shall have the meaning assigned to such term in Article 8 of this Agreement.

“Collins” shall mean Collins Management Consulting, Inc., a Virginia corporation and wholly-owned direct subsidiary of Caliber.

“Commercial Contract” shall mean any written contract to which a Borrower is a party (other than a Government Contract or Government Subcontract) which gives rise or may give rise to Receivables.

“Commercial Tort Claims” shall have the meaning attributed to such term under the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

“Commitment Amount” shall mean Seventy-five Million and No/100 Dollars ($75,000,000.00), or if the maximum aggregate commitment of the Lenders hereunder is reduced pursuant to the terms of this Agreement, such lesser amount.

“Commitment Fee” shall have the meaning assigned to such term in Section 1.7(b) of this Agreement.

“Commitment Letter” shall mean that certain letter dated September 24, 2005, from the Agent to the Primary Operating Company relating to the Loan, including the term sheet and schedules annexed thereto.

“Consolidated Net Operating Income” shall mean, with respect to the Borrowers for any period of determination, the sum of consolidated gross revenues, minus all consolidated operating expenses (excluding interest expense and taxes), plus all Agent-approved non-cash, non-recurring charges against Consolidated Net Operating Income (including, without limitation, the non-cash, non-recurring charges against Consolidated Net Operating Income set forth on Schedule C-1 hereto), minus any non-cash gain (to the extent included in determining Consolidated Net Operating Income), and with respect to the calculation of Consolidated Net Operating Income for the quarter ending December 31, 2005, plus all Agent-approved transaction costs and expenses incurred by any Borrower during such quarterly period (including, without limitation, the transaction costs and expenses set forth on Schedule C-2 hereto), all as determined in accordance with GAAP.

“Contribution Agreement” shall mean that certain Amended and Restated Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement (as the case may be), together with all Agent-approved amendments and modifications thereof.

“Deposit Accounts” shall have the meaning attributed to such term under the UCC, and shall include any and all demand, time, savings, passbook or similar account(s) from time to time established and maintained with a bank.

“Documents” shall have the meaning attributed to such term under the UCC, and shall include any and all documents of any type and nature, whether now or hereafter existing.

“EBITDA” shall mean, with respect to the Borrowers for any period of determination, net income, plus interest expense, plus federal, state and local income taxes, plus depreciation expense, plus amortization expense, plus all Agent-approved non-cash, non-recurring charges against income, plus any non-cash charges related to stock and stock-option compensation, minus any non-cash gain (to the extent included in determining net income); and with respect to the determinations of EBITDA for the quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, the consolidated results will be calculated and tested on an annualized basis, and solely with respect to the determinations of EBITDA with respect to the quarter ending December 31, 2005, plus Agent approved transaction costs and expenses incurred by any Borrower during such quarterly period (including, without limitation, the transaction costs and expenses set forth on Schedule C-2 hereto), all as determined on a consolidated basis in accordance with GAAP.

“Eligible Assignee” shall mean any Lender, an Affiliate of any Lender, a Federal Reserve Bank or any other “Qualified Institutional Buyer”, as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended.

“Eligible Billed Government Accounts Receivable” shall mean any and all Receivables arising from Government Contracts or Government Subcontracts which (a) with respect to “cost-plus” or “time and materials” type contracts, represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower pursuant to such contract(s), and with respect to “fixed-price” type contracts, represent amounts due and owing on a percentage-of-completion or milestone billing basis in accordance with such contract(s); (b) have been properly billed; (c) are outstanding less than one hundred twenty-one (121) days from the date of original invoice; (d) arise in the ordinary course of the Borrower’s business; (e) are due, owing and not subject to any defense, set-off or counterclaim; (f) are not close out invoices arising from any “cost-plus” type contract; and (g) are not otherwise Ineligible Receivables.

“Eligible Billed Commercial Accounts Receivable” shall mean any and all Receivables arising from Commercial Contracts which (a) with respect to “cost-plus” or “time and materials” type contracts, represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower to or for the benefit of an Account Debtor pursuant to such contract(s), and with respect to “fixed-price” type contracts, represent amounts due and owing on a percentage-of-completion or milestone billing basis in accordance with such contract(s); (b) have been properly billed; (c) are outstanding less than ninety-one (91) days from the date of original invoice; (d) arise in the ordinary course of the Borrower’s business; (e) are due, owing and not subject to any defense, dispute, set-off, claim, counterclaim, escrow arrangement, prior assignment, lien, security interest or encumbrance (other than in favor of the Agent); and (f) are not otherwise Ineligible Receivables.

“Eligible Foreign Accounts Receivable” shall mean any and all Receivables which (a) with respect to “cost-plus” or “time and materials” type contracts, represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of a Borrower to or for the benefit of a Foreign Account Debtor pursuant to such contract(s), and with respect to “fixed-price” type contracts, represent amounts due and owing from a Foreign Account Debtor on a percentage-of-completion or milestone billing basis in accordance with such contract(s); (b) are outstanding less than ninety-one (91) days from the date of original invoice; (c) are owing from a Foreign Account Debtor deemed acceptable by the Agent from time to time, in its sole and absolute discretion (including, without limitation, as of the Restatement Date, the Foreign Account Debtors listed on Schedule D hereto); and (d) are not otherwise Ineligible Receivables.

“Equipment” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall have the meaning assigned to such term in Section 5.13(a) of this Agreement.

“Event of Default” shall have the meaning assigned to such term in Section 9.1 of this Agreement.

“Excess Cash Event” shall mean (i) any sale or disposition of any of the assets of any Borrower which is (a) not in the ordinary course of business; or (b) prohibited by the terms of this Agreement; (ii) the issuance by any Borrower after the date of this Agreement of debt securities or other debt obligations (other than in connection with debt expressly permitted pursuant to Section 7.7(a) of this Agreement); (iii) the receipt by or on behalf of any Borrower of insurance proceeds (other than insurance recoveries for business interruption loss, workers compensation or damage to tangible property, which (a) with respect to any of the foregoing insurance losses, do not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), individually or in the aggregate, and (b) with respect to insurance recoveries for damage(s) to tangible property, are promptly applied toward repair or replacement of the damaged property); (iv) the reversion of any pension plan assets; and/or (v) any other extraordinary cash event resulting in excess cash to a Borrower, including, without limitation, cash proceeds resulting from the issuance of additional equity interests or capital stock by a Borrower (other than the issuance of additional equity interests or capital stock by a Borrower pursuant to an Approved ESOP or an Approved ESPP).

“Existing Loan” shall have the meaning attributed to such term in the recitals to this Agreement.

“Existing Loan Agreement” shall have the meaning attributed to such term in the recitals to this Agreement.

“Facility” or “Facilities” shall mean Facility A, Facility B, Facility C and/or the Swing Line Facility, individually or collectively, as the context may require.

“Facility A” shall mean the revolving credit facility being extended pursuant to this Agreement on the basis of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable and Eligible Foreign Accounts Receivable, in the maximum principal amount of Forty-five Million and No/100 Dollars ($45,000,000.00), with a sub-limit of Five Million and No/100 Dollars ($5,000,000.00) for Letters of Credit.

“Facility A Commitment Amount” shall mean Forty-five Million and No/100 Dollars ($45,000,000.00), or if such amount shall be reduced pursuant to this Agreement, such lesser amount.

“Facility A Commitment Fee” shall have the meaning assigned to such term in Section 1.7(b) of this Agreement.

“Facility B” shall mean the term loan being extended pursuant to this Agreement, in the original principal amount of Twenty-two Million and No/100 Dollars ($22,000,000.00).

“Facility B Commitment Amount” shall mean Twenty-two Million and No/100 Dollars ($22,000,000.00).

“Facility C” shall mean the term loan being extended pursuant to this Agreement, in the original principal amount of Eight Million and No/100 Dollars ($8,000,000.00).

“Facility C Commitment Amount” shall mean Eight Million and No/100 Dollars ($8,000,000.00).

“Federal Funds Rate” for any day shall mean the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Fiscal Year” shall mean any annual period designated by the Borrowers as a fiscal year for financial accounting purposes.

“Fixed Charge Coverage Ratio” shall have the meaning assigned to such term in Section 6.15(a) of this Agreement.

“Foreign Account Debtor” shall mean any Account Debtor not organized, existing and doing business within the United States of America.

“Foreign Borrower” and “Foreign Borrowers” shall mean, as of any date of determination and individually or collectively (as the context may require), each and all of the Borrowers listed on Schedule A-1 hereto, and any other Borrower not incorporated, formed or organized within the United States.

“F&S” shall mean Fried & Sher, Inc., a Virginia corporation and a wholly-owned direct subsidiary of Caliber.

“GAAP” shall mean generally accepted accounting principles.

“General Intangibles” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: all right, title and interest in or under any contract, all “payment intangibles”, as such term is defined under the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents.

“Goods” shall have the meaning attributed to such term under the UCC, and shall include any and all Goods whether now or hereafter existing.

“Government” shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government, or any Approved International Organization.

“Government Contract Assignments” shall have the meaning assigned to such term in Section 6.11 of this Agreement.

“Government Contract” and “Government Contracts” shall mean, individually or collectively as the context may require, (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a “Government Subcontract”), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Government Subcontract.

“Government Subcontract” shall have the meaning attributed to such term under the definition of “Government Contract”.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

“Hazardous Wastes” shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

“Hedging Contracts” shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and the Agent or a Lender and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all liabilities of any and all Borrowers to the Agent or a Lender under Hedging Contracts.

“HMTA” shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

“Ineligible Receivables” shall mean Receivables which are (i) evidenced by a promissory note, trade acceptance draft or other similar instrument; (ii) owed or payable by an Account Debtor pursuant to a Commercial Contract, if payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for more than ninety (90) days from the date of original invoice; (iii) owed or payable by an Account Debtor pursuant to a Government Contract or Government Subcontract, if the payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for more than one hundred twenty (120) days from the date of original invoice; (iv) owing from any Account Debtor that is the subject of any (a) suit, lien, levy or judgment which would or could reasonably be expected to affect the collectibility of said account(s), or (b) bankruptcy, insolvency or a similar process or proceeding, unless the payment of the Receivables owed by such Account Debtor to a Borrower shall have been approved or authorized by a court of competent jurisdiction; (v) owing from Foreign Account Debtors, but do not constitute Eligible Foreign Accounts Receivable; (vi) unbilled Receivables; (vii) close out invoices arising from any “cost-plus” type contract; (viii) Bonded Accounts Receivable; or (ix) owed or payable to a Foreign Borrower, unless (A) with respect to the Receivables of any Primary Foreign Borrower, the Agent shall have a perfected lien on and security interest in and to (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest in and to) sixty-five percent (65%) of all the issued and outstanding stock or other ownership interests of such Primary Foreign Borrower, as determined by the Agent in its sole, but reasonable discretion, and (B) with respect to the Receivables of any Foreign Borrower (other than any Primary Foreign Borrower), the Agent shall have a perfected lien on and security interest in and to (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest in and to) sixty-five percent (65%) of all the issued and outstanding stock or other ownership interests of each of the Primary Foreign Borrowers, as determined by the Agent in its sole, but reasonable discretion. Additionally, without limiting any other provision of this Agreement, or the discretion of the Agent to deem Receivables ineligible pursuant to any other provision of this Agreement, it is expressly understood and agreed that if any Borrower (I) has been debarred or suspended by the Government, or been issued a notice of proposed debarment or notice of proposed suspension by the Government; (II) is the subject of a Government investigation (other than a normal and customary review by the Government) involving or possibly involving fraud, willful misconduct or other wrongdoing; (III) is a party to any Government Contract or Government Subcontract which has been actually terminated due to such Borrower’s alleged fraud, willful misconduct or any other wrongdoing; (IV) is a party to any Government Contract or Government Subcontract which has been actually terminated for any other reason whatsoever, which could result in liability or expense in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00); or (V) has been issued a cure notice or show cause notice under any Government Contract or Government Subcontract involving amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), and has failed to cure the default giving rise to such cure notice or failed to resolve the matter set forth in the show cause notice (a) within the time period available to such Borrower pursuant to such Government Contract, Government Subcontract and/or such notice, or (b) before the date on which the Government or other contracting party is entitled to exercise its rights and remedies under the Government Contract or Government Subcontract (as a the case may be) as a consequence of such default or matter set forth in the show cause notice, then in any such event, any and all Receivables of such Borrower may, in the sole discretion of the Agent, be deemed and treated as Ineligible Receivables.

“Instrument” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: all certificates of deposit, and all “promissory notes”, as such term is defined under the UCC, and other evidences of indebtedness (other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper).

“Interest Expense” shall mean, as of the date of any determination, the Borrowers’ aggregate cash interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to interest rate protection agreements and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any indebtedness of each Borrower for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” shall mean, relative to any LIBOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, relative to any LIBOR Rate Loans, (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the Notes and ending on (but excluding) the day which numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement (including, without limitation, Exhibit 3 hereto) and the Notes; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto.

“Inventory” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: all inventory, merchandise, goods and other personal property for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all Securities Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

“Joinder Agreement” shall have the meaning assigned to such term in Section 1.10 of this Agreement.

“Key Man Life Insurance Policies” shall mean each and all of those certain key man life insurance policies covering the lives of Sudakhar Kesavan and Don Zimmerman, respectively, for the benefit of the Borrowers, each in a minimum amount of Three Million and No/100 Dollars ($3,000,000.00).

“Kaiser Group Debt” shall mean the subordinated debt owing by the Primary Operating Company and certain other Borrowers to Kaiser Group International, Inc. in a principal amount not to exceed Six Million Four Hundred Forty-one Thousand Nine Hundred Fifty-nine and 59/100 Dollars ($6,441,959.59), which subordinated debt is evidenced by a certain Parent Promissory Note dated June 30, 2002, made by the Primary Operating Company and certain other Borrowers which are signatories thereto, and payable to the order of Kaiser Group International, Inc., a Delaware corporation, in the original principal amount of Six Million Four Hundred Forty-one Thousand Nine Hundred Fifty-nine and 59/100 Dollars ($6,441,959.59).

“Lender” and “Lenders” shall mean, respectively, each and all of the banking or financial institutions which, as of any date of determination, have (i) extended credit or agreed to extend credit to the Borrowers pursuant to this Agreement, and/or (ii) agreed in writing to be bound by the terms and provisions of this Agreement.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

“Letter of Credit Administration Fee” shall have the meaning assigned to such term in Section 2.3 of this Agreement.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.3 of this Agreement.

“Letter of Credit Rights” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

“Leverage Ratio” shall have the meaning attributed to such term in Section 6.15(b) of this Agreement.

“LIBOR” or “LIBOR Rate” shall mean relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Election Form and Certification” shall mean the form attached as Exhibit 2 hereto.

“LIBOR Rate Loan” shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Lending Rate” shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR Reserve Percentage” shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” and “Loans” shall mean, individually or collectively as the context may require, the loan and loans made by the Lenders to the Borrowers in the aggregate maximum principal amount of Seventy-five Million and No/100 Dollars ($75,000,000.00), or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which are evidenced by, bear interest and are payable in accordance with the terms and provisions set forth in the Notes.

“Loan Document” and “Loan Documents” shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreement, the Membership Interest Assignment and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Borrower in connection with the Loan.

“London Banking Day” shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Mandatory Payment” and “Mandatory Payments” shall mean, individually or collectively as the context may require, any and all mandatory payments required to be made on the Loan pursuant to Section 1.5 of this Agreement.

“Material Contract” and “Material Contracts” shall mean, as of any date of determination and individually or collectively as the context may require, any and all contracts or agreements to which a Borrower is a party and pursuant to which such Borrower (a) is or may be entitled to receive payment(s) in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, per annum, or (b) is obligated to make payment(s) or have any other obligation or liability thereunder in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, per annum.

“Maturity Date” shall mean October     , 2010, or such other date as may be agreed to by the Agent, the Lenders and the Borrowers in writing.

“Maximum Borrowing Base” shall have the meaning assigned to such term in Section 1.3 of this Agreement.

“Membership Interest Assignment” shall mean that certain Amended and Restated Collateral Assignment of Membership Interests dated as of the Restatement Date, entered into by certain “Borrower” parties thereto in favor of the Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Negative Covenants” shall mean any negative or similar restrictive covenant made by the Borrowers set forth in this Agreement or in any other Loan Document.

“Net Cash” shall mean the cash proceeds (net of cash taxes paid and reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with a particular transaction) arising from any Excess Cash Event.

“Note” and “Notes” shall mean, respectively, each and all of the amended and restated promissory notes and other promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Obligation” and “Obligations” shall mean, respectively, any and all obligations or liabilities of any Borrower to any Lender or the Agent in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise (including, without limitation, any and all Hedging Obligations and/or Interest Rate Contracts).

“Ordinary Course Payments” shall mean payments made directly by a Borrower to any non-Borrower Affiliate; provided that such payments are made (i) in the ordinary course of such Borrower’s business, (ii) for products actually delivered or services actually performed, and (iii) pursuant to an “arm’s length” transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party).

“Parent Company” shall mean ICF Consulting Group Holdings, Inc., a Delaware corporation, and its successors and assigns.

“Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), as amended.

“Pension Plan” or “Pension Plans” shall have the meaning assigned to such term in Section 5.13(a) of this Agreement.

“Percentage” shall mean, as of any date of determination and with respect to each Lender, the percentage(s) corresponding to such Lender’s name on Schedule 1 attached to this Agreement in respect of the Commitment Amount, the Facility A Commitment Amount, the Facility B Commitment Amount, the Facility C Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

“Permitted Acquisition” shall mean (i) the Caliber Acquisition; or (ii) any merger or acquisition which is (a) expressly permitted pursuant to Section 7.1(d)(ii) of this Agreement, or (b) consummated pursuant to and in strict accordance with all of the terms and provisions set forth in any modification or amendment to this Agreement or in a consent letter specifically issued by the Agent, acting at the direction of the Required Lenders, for such merger or acquisition.

“Permitted Foreign Bank Accounts” shall mean any and all of the bank accounts described on Schedule E hereto, together with any and all other foreign bank accounts approved from time to time by the Agent in writing; provided that each such bank account (a) has been established by and in the name of a Borrower, (b) is located outside of the United States of America, (c) is used solely for the collection of Receivables, payment of Ordinary Course Payments and other general operating purposes, (d) is not subject to any lien, claim, charge or encumbrance (other than (i) the security interests granted to the Agent under this Agreement or any other Loan Document, and (ii) normal and customary rights of set off or similar rights (of the financial institution maintaining such account), but only if such rights may be exercised solely for past due fees, charges and expenses arising from the general administration of such bank account, (e) if required by the Agent, is subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Agent, and (f) if not subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Agent, does not, for thirty (30) or more consecutive days, contain funds and/or other items of value which, in the aggregate, exceed the U.S. Dollar equivalent of One Million and No/100 Dollars ($1,000,000.00).

“Permitted Investments” shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of Standard and Poor’s or Moody’s Investors Services and in either case maturing within six (6) months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.

“Permitted Liens” shall mean: (a) liens for taxes which are being contested in good faith and by appropriate proceedings, which (i) the Borrower has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Agent and/or the Lenders in, on or to any Collateral; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, incurred in the ordinary course of business; (c) liens securing secured indebtedness of the Borrowers, but only to the extent and dollar amount such secured indebtedness is permitted pursuant to Section 7.7(a) of this Agreement; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics’, workmen’s, repairmen’s, warehousemen’s, vendors’, lessors’ or carriers’ liens or other similar liens; provided that such liens arise in the ordinary course of the Borrowers’ business and secure sums which are not past due, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord’s liens on the Borrower’s tangible personal property located in such Borrower’s demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of any Collateral or property of any Borrower; (h) judgment liens which are not prohibited by Section 7.4 of this Agreement; (i) other liens expressly permitted by the terms and provisions of this Agreement; and (j) liens in favor of the Agent and/or any Lender with respect to the Loans.

“Person” shall mean an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

“Primary Foreign Borrower” and “Primary Foreign Borrowers” shall mean, individually or collectively (as the context may require), each and all of ICF Consulting Limited, a private limited company organized under the laws of England and Wales, and ICF Consulting Canada, Inc., a Canadian corporation.

“Primary Operating Company” shall mean ICF Consulting Group, Inc., a Delaware corporation.

“Prime Contractor” shall mean any person or entity (other than a Borrower) which is a party to any Government Subcontract.

“Prime Rate” shall mean the rate of interest from time to time established and publicly announced by Citizens Bank as its prime rate, in Citizens Bank’s sole discretion, which rate of interest may be greater or less than other interest rates charged by Citizens Bank to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank may charge any particular borrower or class of borrowers.

“Proceeds” shall have the meaning assigned to that term under the UCC or under other applicable law, and, in any event, shall include, but shall not be limited to, any and all of the following, whether now owned or hereafter acquired: (i) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any claim against third parties (a) for past, present or future infringement of any patent or patent license, or (b) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (iv) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (v) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (vi) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

“Receivable” and “Receivables” shall mean, individually or collectively as the context may require, any and all of the Borrowers’ present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the Borrowers conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

“Request for Advance and Certification” shall mean any Request for Advance and Certification in the form attached as Exhibit 1 hereto.

“Required Lenders” shall mean all of the Lenders who at any given time, are not in default under or in breach of any of the terms and conditions of this Agreement applicable to such Lender, and who hold Notes or participation interests representing, in the aggregate, at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Commitment Amount (excluding the Swing Line Commitment Amount).

“Restatement” shall mean the settlement of the transactions contemplated by this Agreement.

“Restatement Date” shall mean the date on which the Restatement shall occur, such date being also the date of this Agreement.

“Revolver Notes” shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with Facility A, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Security Entitlements” shall have the meaning attributed to such term under the UCC, and shall include any and all Security Entitlements whether now or hereafter existing.

“Stock Security Agreement” shall mean that certain Amended and Restated Stock Security Agreement dated as of the Restatement Date, entered into by certain “Borrower” parties thereto in favor of the Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Supporting Obligations” shall have the meaning attributed to such term under the UCC, and shall include any and all of the following, whether now or hereafter existing: any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swing Line Commitment” shall mean the Swing Line Lender’s obligation to make Swing Line Loans to the Borrowers in an aggregate principal amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00).

“Swing Line Commitment Amount” shall mean Ten Million and No/100 Dollars ($10,000,000.00).

“Swing Line Commitment Period” shall mean the period commencing on the Restatement Date and ending on the Swing Line Termination Date.

“Swing Line Facility” shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

“Swing Line Lender” shall mean Citizens Bank.

“Swing Line Loan” or “Swing Line Loans” shall have the meaning attributed to such term in Section 1.1(b) of this Agreement.

“Swing Line Note” shall mean that certain Amended and Restated Swing Line Promissory Note of even date herewith, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000.00) or so much thereof as shall be advanced or readvanced, together with all extensions, renewals, modifications, replacements and substitutions thereof or therefor.

“Swing Line Outstandings” shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

“Swing Line Termination Date” shall mean the fifth (5th) Business Day prior to the Maturity Date, or such earlier date on which the Swing Line Lender shall have elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

“Synergy Entities” shall mean Synergy, Simulation and Synergy Biomedical.

“Total Debt” shall mean the actual amount of borrowed money (including, without limitation, subordinated debt, capital leases and synthetic leases that remain unpaid or outstanding as of the date of any determination), plus the aggregate amount of any and all financial guarantees (i.e., contingent monetary obligations or liabilities) and the face amount of any and all outstanding letters of credit.

“Total Senior Debt” shall have the meaning attributed to such term in Section 6.15(e) of this Agreement.

“Transitional Deposit Account” shall have the meaning attributed to such term in Article 8 of this Agreement.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Virginia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

INTERPRETIVE PROVISIONS

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and “Subsection”, “Section”, “Schedule” and “Exhibit” references are to this Agreement unless otherwise specified.

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) The article, section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e) This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Agent, the Borrowers and the Lenders, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Agent or the Lenders merely because of the Agent’s or Lenders’ involvement in their preparation.

ARTICLE 1

COMMITMENT

1.1 Maximum Loan Amount.

(a) Subject to the terms and conditions of this Agreement, (i) each Lender severally agrees to make the Loans to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Lender’s obligation being equal to the Lender’s Percentage of the Commitment Amount; and (ii) as set forth more fully in Section 1.1(b) below, the Swing Line Lender will make the Swing Line Loan to the Borrowers. The Loans, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and provisions of and be initially evidenced by thirteen (13) promissory notes, four (4) amended and restated promissory notes or other promissory notes shall evidence Facility A, four (4) amended and restated promissory notes or other promissory notes shall evidence Facility B, four (4) promissory notes shall evidence Facility C, and one (1) amended and restated promissory note shall evidence the Swing Line Facility. Concurrent with the Borrowers’ execution of this Agreement, (a) Citizens Bank shall receive an amended and restated revolving promissory note in the maximum principal amount of Twenty-two Million Five Hundred Thousand and No/100 Dollars ($22,500,000.00) or so much thereof as shall be advanced or readvanced, an amended and restated term promissory note in the original principal amount of Eleven Million and No/100 Dollars ($11,000,000.00) or so much thereof as shall be advanced (but not readvanced), a time promissory note in the original principal amount of Four Million and No/100 Dollars ($4,000,000.00) or so much as shall be advanced (but not readvanced), and the Swing Line Note, (b) Chevy Chase Bank shall receive an amended and restated revolving promissory note in the maximum principal amount of Five Million Six Hundred Twenty-five Thousand and No/100 Dollars ($5,625,000.00) or so much thereof as shall be advanced or readvanced, an amended and restated term promissory note in the original principal amount of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) or so much thereof as shall be advanced (but not readvanced), and a time promissory note in the original principal amount of One Million and No/100 Dollars ($1,000,000.00) or so much as shall be advanced (but not readvanced), (c) PNC Bank shall receive an amended and restated revolving promissory note in the maximum principal amount of Eleven Million Two Hundred Fifty Thousand and No/100 Dollars ($11,250,000.00) or so much thereof as shall be advanced or readvanced, an amended and restated term promissory note in the original principal amount of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) or so much thereof as shall be advanced (but not readvanced), and a time promissory note in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00) or so much as shall be advanced (but not readvanced), and (d) Commerce Bank shall receive a revolving promissory note in the maximum principal amount of Five Million Six Hundred Twenty-five Thousand and No/100 Dollars ($5,625,000.00) or so much thereof as shall be advanced or readvanced, a term promissory note in the original principal amount of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) or so much thereof as shall be advanced (but not readvanced), and a time promissory note in the original principal amount of One Million and No/100 Dollars ($1,000,000.00) or so much as shall be advanced (but not readvanced).

(b) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed Ten Million and No/100 Dollars ($10,000,000.00); provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of Facility A (including the aggregate face amount of all Letters of Credit outstanding), exceed the lesser of (i) the Facility A Commitment Amount, and (ii) the applicable Maximum Borrowing Base. During the Swing Line Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms of this Agreement. At the request of the Swing Line Lender, the Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Agent to act on their behalf) request each Lender having a Percentage of Facility A, including the Lender then acting as the Swing Line Lender, to make, and each such Lender, including the Lender then acting as the Swing Line Lender, shall make an advance under Facility A, in an amount equal to such Lender’s Percentage of Facility A, of the amount of the Swing Line Outstandings as of the date such request is made. In such event, each such Lender shall make the requested proceeds available to the Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement. The proceeds of Facility A advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstandings.

1.2 Use of Proceeds. The Loan shall be used by the Borrowers only for the following purposes: (i) to refinance certain existing indebtedness of the Borrowers, including, without limitation, the Kaiser Group Debt; (ii) to finance any Permitted Acquisition (including, the purchase price of a Permitted Acquisition, together with customary transaction costs and expenses payable to unrelated and unaffiliated third parties relating thereto); and (iii) for working capital and general corporate needs. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Agent.

1.3 Borrowing Base and Maximum Advances. Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, it is understood and agreed that in no event whatsoever shall the Lenders (including the Swing Line Lender) be obligated to advance any amount or issue any Letter of Credit hereunder if such advance or the issuance of such Letter of Credit would cause the aggregate amount of outstanding Loans (including Swing Line Outstandings), plus the face amount of all outstanding Letters of Credit, to exceed the following amounts:

(a)	as to Facility A, the lesser of:

(i)	the Facility A Commitment Amount; or

(ii)	the aggregate of (the “Maximum Borrowing Base”):

A.	ninety percent (90%) of Eligible Billed Government Accounts Receivable; plus

B.	eighty percent (80%) of Eligible Billed Commercial Accounts Receivable; plus

C.	the lesser of (i) sixty percent (60%) of Eligible Foreign Accounts Receivable, and (ii) Two Million and No/100 Dollars ($2,000,000.00);

(b)	as to Facility B, the Facility B Commitment Amount;

(c)	as to Facility C, the Facility C Commitment Amount; and

(d)	as to the Swing Line Facility, the Swing Line Commitment Amount.

All determinations regarding whether any Receivable constitutes an Eligible Billed Government Account Receivable, Eligible Billed Commercial Account Receivable or Eligible Foreign Account Receivable shall be made by the Agent, from time to time, in its sole and absolute discretion.

If at any time the outstanding principal balance of Facility A (including the maximum aggregate face amount of all outstanding Letters of Credit, plus Swing Line Outstandings) shall exceed the lesser of (i) the Facility A Commitment Amount, and (ii) the Maximum Borrowing Base (such excess, in either case, being referred to herein as a “Borrowing Base Deficiency”), then the Borrowers shall immediately make a principal payment in the amount of the Borrowing Base Deficiency.

1.4 Advances.

(a) Agreement to Advance and Readvance; Procedure. So long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lenders (and the Swing Line Lender, as the case may be) shall (i) advance and readvance the proceeds of Facility A and the proceeds of the Swing Line Facility (as applicable) from time to time in accordance with this Agreement; and (ii) advance the proceeds of Facility B and Facility C to the Borrowers upon the Borrowers’ execution and delivery of this Agreement and all other documents, instruments and agreements required by the Agent and Lenders in connection herewith. Requests for advances with respect to Facility A shall be in the form attached as Exhibit 1 hereto, and requests for advances with respect to the Swing Line Facility shall be in the form attached as Exhibit 1(a) hereto. Requests for advances of Loan proceeds with respect to Facility A and the Swing Line Facility may be made via facsimile on any given Business Day if the Borrowers provide the Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile. Upon request by the Agent, the Borrowers shall confirm, in an original writing, each facsimile request for advance made by any Borrower. Notwithstanding the foregoing, (a) the Lenders shall have no obligation to make any advance with respect to Facility A after the Maturity Date; and (b) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date.

(b) Interest Rate Election; Certain Advance Procedures and Limits. Amounts advanced in connection with the Loans shall bear interest either on a Base Rate basis or LIBOR basis, as more fully set forth in the Notes and in the exhibits attached to this Agreement, except that Swing Line Loans shall only be made available to the Borrowers on a Base Rate basis. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon, Washington, D.C. time, on any Business Day. Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available not less than three (3) Business Days, nor more than five (5) Business Days, after request therefor. The Borrowers’ right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth in the Notes and in the exhibits attached to this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions.

(c) Automatic Advances/Payments. The Borrowers hereby authorize the Agent, on any Business Day, to transfer funds from the Collateral Account or any other designated account of the Borrowers to pay down the Obligations and to make advances available to the Borrowers to cover shortages or overdrafts in the Collateral Account or such other designated account of the Borrowers. All such transfers are subject to the availability of Loan proceeds under Facility A (with respect to advances) and the availability of funds in the Collateral Account or such other designated account of the Borrowers (with respect to paydowns). The Lenders may, in their discretion, make such transfers, but shall have no liability for its failure to do so. Subject to the terms of any cash management agreement between the Borrowers and any Lender, the Borrowers may, at any time, terminate the authority granted by the Borrowers to the Agent herein upon not less than two (2) Business Days prior written notice to the Agent.

1.5 Additional Mandatory Payments; Reduction of Commitment. In addition to all other sums payable by the Borrowers pursuant to any of the Notes, this Agreement or any other Loan Document, the

Borrowers shall also make mandatory payments on the Notes (applied first to amounts outstanding under Facility C, then to Facility B, then to Swing Line Outstandings (if any), and then to amounts outstanding under Facility A, as provided herein below), upon the occurrence of any Excess Cash Event. Notwithstanding the foregoing, no mandatory payment shall be due and payable unless the Net Cash arising from any Excess Cash Event occurring in any Fiscal Year, when aggregated with the Net Cash arising from all other Excess Cash Events occurring during such Fiscal Year, exceeds the Annual Excess Cash Limitation, in which event the amount of such mandatory payment shall be equal to the amount by which the Net Cash arising from such Excess Cash Event(s) exceeds the Annual Excess Cash Limitation. In the event any payment(s) made or required to be made by the Borrowers pursuant to this Section 1.5 shall be applied to Facility A (i.e., all amounts outstanding under Facility B, Facility C and Swing Line Outstandings (if any) shall have been paid and satisfied in full), the Facility A Commitment Amount shall be automatically (and without further documentation) reduced by an amount equal to such payment, unless such reduction shall have been waived in writing by the Agent.

1.6 Field Audits. The Agent has the right at any time and in its discretion to conduct field audits with respect to the Collateral and each Borrower’s Receivables, inventory, business and operations. All field audits shall be at the cost and expense of the Borrowers; it being understood and agreed that, in the absence of an Event of Default, the Borrowers’ maximum liability for field audit costs and expenses shall be limited to the reasonable costs and expenses of only two (2) field audits conducted during any twelve (12) month period (unless the Agent shall conduct a field audit pursuant to Section 1.10 of this Agreement in connection with the joinder of a new “Borrower” hereunder, in which event the Borrowers shall be liable for the costs and expenses of such field audit as well). Any and all field audits conducted following an Event of Default shall be at the Borrowers’ cost and expense, with the foregoing limitation on maximum costs and expense being inapplicable.

1.7 Certain Fees. In addition to principal, interest and other sums payable under the Notes, the Borrowers shall pay the following fees:

(a) Upfront Fee. Simultaneously with the execution of this Agreement, the Borrowers shall pay to the Agent, for the benefit of all Lenders pro-rata based on each Lender’s Percentage (herein referred to as the “benefit of the Lenders ratably”), an upfront fee in the aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00).

(b) Commitment Fee. So long as any amounts remain outstanding in connection with Facility A, or the Lenders have any obligation to make any advance in connection therewith, the Borrowers agree to pay to the Agent for the benefit of the Lenders ratably, a quarterly commitment fee (the “Facility A Commitment Fee”), at a per annum rate equal to one-quarter of one percent (.25%), calculated on the difference between (i) the Facility A Commitment Amount, and (ii) the sum of the average daily outstanding principal balance of Facility A and Swing Line Outstandings during the applicable three (3) month period, plus the aggregate face amount of all Letters of Credit outstanding at any time during the applicable three (3) month period. The Facility A Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any three (3) month period during which the Lenders shall have any obligation in connection with the Facility, and shall be payable in arrears, commencing on December 31, 2005, and continuing on the last Business Day of every third (3rd) calendar month thereafter for so long as this Agreement remains in effect, and on the date on which the Obligations have been paid and satisfied in full.

(c) Agent Fee. On each Agent Fee Due Date, the Borrowers shall pay to the Agent, for its own account, an agent fee (the “Agent Fee”), in a per annum amount equal to the sum of (i) Ten Thousand and No/100 Dollars ($10,000.00), plus (ii) the product of (a) Five Thousand and No/100 Dollars ($5,000.00), multiplied by (b) the number of Lender parties to this Agreement (excluding the Lender then acting in the capacity as the Agent) as of the applicable Agent Fee Due Date; provided, however, that if the number of Lender parties to this Agreement shall increase at any time (a “Lender Joinder Date”) other than on an Agent Fee Due Date, then the Borrowers shall pay to the Agent, on the Lender Joinder Date, for the Agent’s own account and in addition to the Agent Fee paid or payable on the immediately preceding Agent Fee Due Date, an amount equal to the product of (I) Thirteen and 89/100 Dollars ($13.89), multiplied by (II) the actual number of days that will elapse between (but including) the Lender Joinder Date and the next Agent Fee Due Date.

(d) Letter of Credit Fees. The Borrowers shall pay any and all Letter of Credit fees as and when such fees become due and payable pursuant to this Agreement.

(e) Out-of-Pocket Fees and Expenses. The Borrowers shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Agent, and of other special and local counsel and other experts, if any, engaged by the Agent) from time to time incurred by the Agent in connection with the administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Agent’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Agent) associated with any and all amendments, waivers and/or consents prepared, negotiated, executed, issued and/or delivered in connection with this Agreement.

1.8 Intentionally Omitted.

1.9 Appointment of the Primary Operating Company. Each Borrower acknowledges that (i) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the “Borrower” or “Borrowers” under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Primary Operating Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower’s behalf, each Request for Advance and Certification, Borrowing Base/Non-Default Certificate and all other Loan Documents or other materials provided or to be provided to the Agent or any Lender pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Agent. Upon request of the Agent, each Borrower shall execute, acknowledge and deliver to the Agent a Power of Attorney, in form and substance reasonably satisfactory to the Agent, confirming and restating the power-of-attorney granted herein.

1.10 Joinder of New Subsidiaries and Affiliates; Release of Certain Borrowers.

(a) Unless waived in writing by the Agent, in its sole and absolute discretion, the Borrowers shall cause any present or future Affiliate of any Borrower in which such Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) to execute and deliver to the Agent (i) within forty-five (45) days of the date of formation or acquisition (as applicable) of any domestic entity, and (ii) ninety (90) days of the date of formation or acquisition (as applicable) of any foreign entity (x) a Joinder Agreement in the form attached as Exhibit 6 hereto (a “Joinder Agreement”), pursuant to which such Affiliate shall (A) join in and become a party to this Agreement and the other Loan Documents; (B) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (C) become a “Borrower” and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (y) such other documents, instruments and agreements as may be reasonably required by the Agent in connection therewith (including, without limitation, an opinion of counsel), in form and substance acceptable to the Agent and its counsel in all respects. The Borrowers acknowledge and agree that the Agent shall have the right, at the Borrowers’ cost and expense, to perform a field audit of the Receivables, inventory, business and operations of any present or future Affiliate proposed to be joined as a “Borrower” hereunder;

(b) Subject to the terms and provisions set forth in Exhibit 9 attached hereto, the Agent agrees that it shall not unreasonably withhold, delay or condition (i) its waiver of any or all of the joinder requirements set forth in clause (a) above, (ii) its consent to any Foreign Borrower entering into other financing arrangements with any person or entity, whether secured or unsecured, and/or (iii) in connection with any such financing arrangement(s), its release of any Foreign Borrower from such Foreign Borrower’s Obligations, including any security interest of the Agent in such Foreign Borrower’s assets granted in connection herewith.

ARTICLE 2

LETTERS OF CREDIT

2.1 Issuance. The Borrowers and Lenders acknowledge that from time to time the Borrowers may request that Citizens Bank issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other requirements for letters of credit normally and customarily imposed by Citizens Bank, Citizens Bank agrees to issue such requested letters of credit, provided that no Event of Default has occurred and is continuing, and no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default. If any such Letter(s) of Credit are issued by Citizens Bank, each of the Lenders shall purchase from Citizens Bank a risk participation with respect to such Letter(s) of Credit in an amount equal to such Lender’s Percentage of such Letter(s) of Credit. Citizens Bank shall have no obligation to issue any Letter of Credit which has an expiration date beyond the Maturity Date, unless the Borrowers shall have deposited with Citizens Bank, concurrent with the issuance of any such Letter of Credit, cash security therefor in an amount equal to the face amount of the Letter of Credit. Any request for a Letter of Credit shall be made by a Borrower submitting to the Agent an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a “Letter of Credit Application”) on Citizens Bank’s standard form, at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by a duly authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Agent may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (i) at least sixty (60) days’ prior written notice thereof shall have been given by the Borrower to the Agent and the Lenders; and (ii) no Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement, and no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default under the terms and provisions of the particular Letter of Credit or this Agreement.

2.2 Amounts Advanced Pursuant to Letters of Credit. Upon the issuance of any Letter(s) of Credit (i) any amounts drawn under any Letter of Credit shall be deemed advanced ratably under the Revolver Notes, shall bear interest and be payable in accordance with the terms of the Revolver Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolver Notes); and (ii) each Lender shall purchase from Citizens Bank such risk participations in the Letter(s) of Credit as shall be necessary to cause each Lender to share the funding obligations with respect thereto ratably in accordance with such Lender’s Percentage. It is expressly understood and agreed that all obligations and liabilities of the Borrowers to Citizens Bank in connection with any such Letter(s) of Credit shall be deemed to be “Obligations,” and the Agent shall not be required to release its security interest in the Collateral until (i) all Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled or expired, and (iii) no Lender has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall Citizens Bank have any obligation to issue any Letter of Credit which would cause the face amount of all then outstanding Letters of Credit issued for the account of any or all Borrowers to exceed Five Million and No/100 Dollars ($5,000,000.00), in the aggregate, at any time.

2.3 Letter of Credit Fees. The Borrowers shall be jointly and severally liable for the payment of: (i) to the Agent, for the benefit of the Lenders ratably, a quarterly- fee (the “Letter of Credit Fee”) at the annual rate equal to the Additional Libor Interest Margin corresponding to the Borrower’s Leverage Ratio reported as of the immediately preceding quarter, as set forth on Exhibit 7 hereto, which shall be calculated (a) on the face amount of each Letter of Credit as of the date of issuance (or the anniversary or amendment date, as applicable), and (b) on the basis of the actual number of days elapsed and a three hundred sixty (360) day year; and (ii) to the Agent, customary issuance and administrative charges (the “Letter of Credit Administration Fee”). The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued, amended, extended or renewed and on the same day of every third (3rd) month thereafter during which such Letter of Credit shall remain issued or outstanding. The Letter of Credit Administration Fee shall be due and payable simultaneously with the Agent’s issuance, amendment, extension or renewal of the particular Letter of Credit (as the case may be).

ARTICLE 3

SECURITY

3.1 Security Generally. As collateral security for the Loan and all other Obligations, the Borrowers hereby grant and convey to the Agent, for the benefit of the Lenders ratably, a security interest in all of the following (collectively, the “Collateral”):

Receivables. All of each Borrower’s present and future right, title and interest in and to any and all Accounts, contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business each Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of Inventory;

Inventory. All of each Borrower’s present and future right, title and interest in and to any and all Inventory and Goods, wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by each Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting Inventory;

Other Collateral. All of each Borrower’s present and future right, title and interest in and to any and all Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, whether any of the foregoing shall be now owned or hereafter acquired by such Borrower, together with all of each Borrower’s present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including without limitation, all of each Borrower’s present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

Stock or Other Ownership Interests. All of each Borrower’s present and future right, title and interest in and to any and all of the issued and outstanding capital stock, membership interests and/or other ownership interests in any Foreign Borrower, Caliber and the Synergy Entities whether such interests are now or hereafter issued or outstanding and whether now or hereafter acquired by such Borrower, together with all voting, economic and other rights thereof or appurtenant thereto, pursuant to the Stock Security Agreement, Membership Interest Assignment and/or such other documents, instruments or agreements as may be reasonably required by the Agent;

Leases. All of each Borrower’s present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment or occupancy of real property or any improvements thereon; provided, however, that if the terms of any such lease or other contract require such Borrower to notify or obtain the prior written consent of a third party for the grant of a security interest in such lease or other contract, the security interest granted hereby in such lease or other contract shall not be effective until such notification is delivered or such consent is obtained;

Key Man Life Insurance. All of each Borrower’s present and future right, title and interest in and to the Key Man Life Insurance Policies.

Records. All of each Borrower’s present and future right, title and interest in and to any and all records, documents and files, in whatever form, pertaining to the Collateral; and

Proceeds, Etc. Any and all Proceeds of the foregoing, whether cash or non-cash proceeds, and all increases, substitutions, replacements and/or additions to any or all of the foregoing.

It is expressly understood and agreed that the foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral which was previously made pursuant to or in accordance with the Existing Loan Agreement and the other Loan Documents; that the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect; and that the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be supplemental to such prior grant and conveyance.

Notwithstanding the foregoing, the above described conveyance shall not be deemed to include the conveyance of (A) any Government Contract, Government Subcontract or Commercial Contract, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Agent’s security interest shall include (i) the entirety of each Borrower’s right, title and interest in and to all Receivables and all other Proceeds directly or indirectly arising from such Government Contract, Government Subcontract or Commercial Contract, and (ii) all other rights and interests which any Borrower may lawfully convey to the Agent with respect to such Government Contract, Government Subcontract or Commercial Contract; (B) any stock or other ownership interests of a Foreign Borrower in excess of sixty-five percent (65%) of all of the issued and outstanding stock or other ownership interests of such Foreign Borrower; (C) motor vehicles titled in the name of any Borrower; and (D) except as otherwise set forth in Section 3.1 of this Agreement with respect to leases, interests in real property owned by any Borrower.

3.2 No Preference or Priority. It is expressly understood and agreed that each of the Notes shall be secured without preference or priority; it being the intention of the parties that the Notes shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

ARTICLE 4

CONDITIONS TO THE LENDERS’ OBLIGATIONS

The initial performance of the Lenders’ obligations under this Agreement shall be subject to the following conditions:

4.1 Compliance with Law and Agreements; Third Party Consents. The Lenders shall be reasonably satisfied that (a) the Loan shall be in full compliance with all legal requirements, (b) all regulatory and third party consents and approvals required to be obtained have been obtained, and (c) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

4.2 Financial Condition. There shall have been no material adverse change in the financial condition of the Borrowers, in the aggregate, between the date of the most recent financial statement(s) delivered to the Lenders and the Restatement Date.

4.3 Litigation/Bankruptcy. There shall be no pending or threatened litigation by any entity (private or governmental) with respect to the Loan or any documentation executed in connection therewith (except for such litigation disclosed to and not objected to by the Agent prior to Closing), nor shall there be any litigation, bankruptcy or other proceedings which the Agent believes, in good faith, could reasonably be expected to have a material adverse effect on a going forward basis.

4.4 Opinion of Counsel. The Agent shall have received an opinion of Borrowers’ counsel with respect to each Borrower that is incorporated, formed or organized within the United States, in form and substance satisfactory to the Agent and its counsel in all respects.

4.5 No Default. There shall exist no Event of Default, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default.

4.6 Documentation. The Agent shall have received an initial Borrowing Base/Non-Default Certificate, and such financial statements, projections, certificates of good standing, corporate resolutions, limited liability company consents, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Agent, in such form and content and from such parties, as the Agent shall require (including, without limitation, all documentation and other information required by bank regulatory authorities applicable to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act). All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Agent, the Lenders and their respective counsel.

4.7 Restatement Costs and Expenses. The Borrowers shall have paid all fees payable to the Agent and/or the Lenders, plus all restatement/closing costs and expenses incurred by the Agent in connection with the transactions contemplated hereby, including, without limitation, all filing fees, recording costs and the reasonable attorneys’ fees and expenses of the Agent’s counsel.

4.8 Restatement Matters. On or before the Restatement Date:

(a) The Agent shall have received (i) a certificate, dated the Restatement Date and signed by Chief Financial Officer or other duly authorized officer of the Borrowers, certifying (A) that except as set forth on any schedule attached thereto, the certificate or articles of incorporation or formation (or similar document) of each Borrower previously delivered to the Agent and its counsel in connection with the Existing Loan Agreement have not been amended since the date of the last amendment thereto shown on the certificate of good standing so furnished, (B) that except as set forth on any schedule attached thereto, the by-laws of each Borrower as in effect and delivered in connection with the Existing Loan Agreement have not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent body of each Borrower, authorizing the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by such Borrower, the undertaking by such Borrower of the Obligations, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Restatement Date, and (D) as to the incumbency and specimen signature of each officer executing this Agreement, the Notes, or any other Loan Document or any other document delivered in connection therewith on behalf of such Borrower; and (ii) a certificate of another officer as to the incumbency and specimen signature of the Chief Financial Officer or other duly authorized officer executing the certificate pursuant to clause (i) above;

(b) This Agreement, the Notes and all other Loan Documents required to be executed and delivered by any Lender and/or any Borrower shall have been executed and delivered to the Agent and its counsel in form and substance acceptable to the Agent, all such documents shall be in full force and effect, and each such document (including each UCC financing statement) required by law or reasonably requested by the Agent to be filed, registered or recorded in order to create or continue in favor of the Agent for the benefit of the Lenders a valid, legal and perfected first-priority (except to the extent otherwise provided therein) security interest in and lien on the Collateral (subject to any Permitted Lien) described therein shall have been prepared and delivered to the Agent and its counsel;

(c) All legal matters incident to this Agreement and the Restatement shall be reasonably satisfactory to the Lenders, the Agent and their respective counsel; and

(d) After giving effect to the Restatement, all representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true, accurate and complete in all material respects, and not misleading in any material respect.

4.9 Financial Documents. The Agent shall have received the following with respect to the Borrowers an initial Borrowing Base/Non-Default Certificate evidencing excess borrowing availability in an amount greater than Five Million and No/100 Dollars ($5,000,000.00) as of the Closing Date. All of the foregoing must be satisfactory to the Agent in all respects.

4.10 Security Interests. The Borrowers shall have executed and delivered all documentation that the Agent deems necessary or appropriate for the perfection of any Liens granted to the Lenders pursuant to this Agreement or any other Loan Document.

4.11 Caliber Documents. The Borrowers shall have provided to the Agent all documents, instruments and agreements pertaining to the transactions contemplated by the Caliber Purchase Agreement which must be satisfactory to the Agent in all respects.

4.12 Insurance. The Borrowers shall have delivered to the Agent for the ratable benefit of the Lenders (i) evidence of compliance with the insurance requirements set forth in this Agreement and the other Loan Documents; and (ii) copies of the Key-Man Life Insurance Policies.

4.13 Other Deliveries. The Borrowers shall have provided to the Agent all other documents, instruments and agreements requested by the Agent on or prior to the Restatement Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Agent and Lenders to enter into this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

5.1 Existence and Qualification. Each Borrower is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of incorporation or organization referenced in the preamble of this Agreement, with all corporate or limited liability company power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted, except where the failure to obtain such licenses or permits could not reasonably be expected to have a material adverse effect on such Borrower. Each Borrower has only one jurisdiction of incorporation or organization (as the case may be). Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on such Borrower.

5.2 Authority; Noncontravention. Except as set forth in Schedule 5.2 hereto, the execution, delivery and performance of the obligations of each Borrower set forth in this Agreement, the Notes and the other Loan Documents (i) have been duly authorized by all necessary corporate, limited liability company, stockholder or member action (as applicable); (ii) do not require the consent of any governmental body, agency or authority; (iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower’s Articles/Certificate of Incorporation, Articles/Certificate of Organization, By-laws, Operating Agreement, Material Contracts existing as of the Restatement Date, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

5.3 Financial Position. The financial statements listed on Schedule 5.3 hereto, copies of which have been delivered to the Lenders (a) present fairly the financial condition of the Borrowers as of the date(s) thereof and the results of the Borrowers’ operations for the periods indicated therein, (b) were prepared in accordance with GAAP, (c) with respect to all historical data, are true and accurate in all material respects, (d) with respect to all projections, are reasonable, and (e) are not misleading in any material respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the date(s) thereof. There has been no material adverse change in the business, property or condition (financial or otherwise) of the Borrowers since the date of the most recent financial statements listed on Schedule 5.3 hereto.

5.4 Payment of Taxes. Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Agent’s or the Lenders’ interests in any Collateral.

5.5 Accuracy of Submitted Information; Omissions. As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Agent pursuant to this Agreement or otherwise in connection with the Loan (i) are true and correct in all material respects; (ii) do not contain any untrue statement of a material fact; and (iii) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Agent and Lenders in writing which materially adversely affects, or so far as any Borrower can now reasonably foresee, could materially adversely affect, the properties, business, profit or condition (financial or otherwise) of any Borrower or the ability of any Borrower to perform its obligations set forth in this Agreement or in any other Loan Document.

5.6 Government Contracts/Government Subcontracts. Except for the matters set forth on Schedule 5.6(a) hereto, since December 31, 2000, and with respect to Caliber Entities, December 31, 2001, no notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and no Borrower is a party to any pending, or to any Borrower’s knowledge threatened, suspension, debarment, termination for default or show cause requirement by the Government or other adverse Government action or proceeding in connection with any Government Contract; it being understood and agreed that, for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s). All Government Contracts (other than Government Contracts with an Approved International Organization) existing as of the Restatement Date and having (i) a remaining contract value of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more, and (ii) a remaining term of twelve (12) months or longer are listed on Schedule 5.6(b) hereto.

5.7 No Defaults or Liabilities. No Borrower is in default of any obligation, covenant or condition contained in any Material Contract which materially adversely affects, or could reasonably be expected to have a material adverse effect on, the properties, business, profit or condition (financial or otherwise) of such Borrower or the ability of such Borrower to perform its obligations set forth in this Agreement or in any other Loan Document. Additionally, except for the matters disclosed on Schedule 5.9 hereto, there is no litigation, legal or administrative proceeding or investigation pending against any Borrower, and no litigation, legal or administrative proceeding or investigation has been threatened against any Borrower, which has not been disclosed to the Agent and the Lenders in writing and which involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or which could prejudice, in any material respect, the Agent’s or any Lender’s rights or remedies under any Loan Document, or the priority, perfection or enforceability of the Agent’s security interest in or lien on any Collateral.

5.8 No Violations of Law. No Borrower is in violation of any Applicable Laws in any material respect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws, except for such non-compliance which could not reasonably be expected to have a material adverse effect on such Borrower.

5.9 Litigation and Proceedings. Except for the matters set forth on Schedule 5.9 attached hereto, as of the Restatement Date, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) and is not fully covered by insurance. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

5.10 Security Interest in the Collateral. Each Borrower is the sole legal and beneficial owner of the Collateral owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and provisions of this Agreement. Except as expressly set forth in this Agreement or unless requirements of any applicable foreign law(s) dictate an alternative or additional method of creating valid and enforceable security interests in the Collateral (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a valid and enforceable security interest in and to such Collateral), the security interests and liens granted by the Borrowers to the Agent pursuant to this Agreement constitute valid and enforceable security interests in and liens on each item of the Collateral of the type or nature which may be made subject to a security interest under the UCC, subject to no other liens other than Permitted Liens. Upon execution of this Agreement, and subject to (i) the filing of UCC-1 financing statements containing a description of the Collateral and naming the Borrowers as debtors in the appropriate jurisdictions as determined by applicable law, and/or (ii) the requirements of any applicable foreign law(s) which dictate an alternative or additional method of perfecting the security interest (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest) in the Collateral pursuant to this Agreement, the security interests and liens granted by the Borrowers to the Agent, for the benefit of the Lenders ratably, pursuant to this Agreement (a) constitute perfected security interests in all Collateral of the type or nature in which a security interest may be perfected by filing, recording or registering a financing statement in the United States pursuant to the UCC, (b) shall be superior to and prior to any other lien on any of such Collateral (but excluding Collateral consisting of capital stock, membership interests or ownership interests in any Foreign Borrower), other than Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other the filing of continuation statements in accordance with applicable law, and (c) in the case of Collateral consisting of capital stock, membership interest(s) or ownership interest(s) in any Foreign Borrower, Caliber and the Synergy Entities, subject to (i) having control thereof within the meaning of the UCC, and/or (ii) satisfaction of any requirements of applicable laws of a foreign jurisdiction which dictate an alternative or additional method of perfection (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest in and to such Collateral), shall be superior to and prior to any other lien on any of such Collateral, other than Permitted Liens.

5.11 Principal Place of Business; Location of Books and Records. As of the Restatement Date, each Borrower maintains its principal place of business and the office where it keeps its books and records with respect to Receivables at the locations listed on Schedule 2 hereto. Schedule 5.11 hereto sets forth all primary business locations of the Borrowers situated within the United States as of the Restatement Date and where Borrower assets valued, individually or in the aggregate, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) are located as of the Restatement Date.

5.12 Fiscal Year. Each Borrower’s Fiscal Year ends on December 31st.

5.13 Pension Plans.

(a) Except for the matters set forth on Schedule 5.13(a) attached hereto, the present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), from time to time maintained by the Borrowers (individually, a “Pension Plan” and collectively, the “Pension Plans”) did not, as of December 31, 2004, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code;

(c) Except for the matters set forth on Schedule 5.13(c) attached hereto, no Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no “reportable events” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974; and

(d) No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

5.14 O.S.H.A., ADA and Environmental Compliance.

(a) Each Borrower has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act (“O.S.H.A.”), the Americans with Disabilities Act (“ADA”), the Environmental Protection Act, RCRA and all other environmental laws which non-compliance with could result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

(b) each Borrower has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a material adverse effect on the business condition (financial or otherwise) or results of operations of any Borrower; and

(c) (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to herein as “Releases”) of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (iii) no real property owned, or to the actual knowledge of any Borrower premises leased, by any Borrower has ever been used by any Borrower (and to the best of each Borrower’s knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer’s instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers. Each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Agent and Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys’ fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower’s violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

5.15 Intellectual Property. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower are (i) owned or utilized by such Borrower, and (ii) valid and, except with respect to licenses, trade secrets and certain copyrights, have been duly registered or filed with all appropriate governmental authorities. Schedule 5.15 (a) hereto sets forth all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower as of the Restatement Date, and except as disclosed in Schedule 5.15(a) hereto, there is no objection or pending challenge to the validity of any such patent, trademark, copyright, trade name, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto. Except as disclosed in Schedule 5.15(b) hereto, as of the Restatement Date, no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, trade name, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, trade name, trade secret or license.

5.16 Existing or Pending Defaults; Material Contracts. No Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract.

5.17 Leases and Real Property. No Borrower owns any real property other than fixtures that may relate to various leaseholds. All leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers’ best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. To the Borrowers’ best knowledge, all necessary governmental approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

5.18 Labor Relations. There are no strikes, work stoppages, material grievance proceedings, union organization efforts or other controversies pending, or to any Borrower’s knowledge, threatened or reasonably anticipated, between any Borrower and (i) any current or former employee of any Borrower or (ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower. Except as set forth on Schedule 5.18 hereto, as of the Restatement Date, there are no collective bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.

5.19 Assignment of Contracts No existing Government Contract, Government Subcontract or other Material Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract, Government Subcontract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than in favor of the Agent for the benefit of the Lenders ratably).

5.20 Contribution Agreement. The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time), and no Borrower is in default thereunder.

5.21 Registered Names. The corporate or company name of each Borrower set forth in this Agreement and the other Loan Documents (including, without limitation, all of the UCC-1 financing statements) is accurate in all respects, and such corporate or company name is identical to the corporate or company name of record with such Borrower’s jurisdiction of incorporation or organization (as applicable).

5.22 Ownership of the Borrowers. As of the Restatement Date, all of the issued and outstanding capital stock of the Parent Company is owned in the percentages and by the persons or entities referenced on Schedule 5.22(a) hereto. Except as described on Schedule 5.22(b) hereto, all of the issued and outstanding capital stock or other ownership interests of each other Borrower is owned by either the Parent Company, the Primary Operating Company or another Borrower, free and clear of any and all liens, claims and encumbrances of any type or nature (other than the security interests granted to the Agent, for the benefit of the Lenders ratably, pursuant to this Agreement.

5.23 Solvency. Both prior to and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, (i) each Borrower owned and owns property (including, without limitation, the

Borrower’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower’s indebtedness (including contingent debts), (ii) each Borrower was and is able to pay all of its indebtedness as such indebtedness matures, and (iii) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

5.24 Foreign Assets Control Regulations, Etc. No Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended. No Borrower is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Borrowers (i) is a blocked Person described in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions or is otherwise associated, with any such blocked Person.

5.25 Federal Reserve Regulations No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to any Lender), have the respective meanings assigned thereto in Regulations issued by the Board of Governors of the Federal Reserve System.

5.26 Commercial Tort Claims No Borrower is a party to any Commercial Tort Claims, except as shown on Schedule 5.26 hereto.

5.27 Letter of Credit Rights No Borrower has any Letter of Credit Rights, except as shown on Schedule 5.27 hereto.

5.28 Survival of Representations and Warranties. All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds, unless the Borrower is unable to remake and/or redate any such representation or warranty, discloses the same to the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

ARTICLE 6

AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Agent and Lenders that:

6.1 Payment of Loan Obligations. Each Borrower will duly and punctually pay all sums to be paid to the Lenders and the Agent in accordance with the terms and provisions of the Loan Documents, and will comply with, perform and observe all of the terms and provisions thereof.

6.2 Payment of Taxes. Each Borrower will promptly pay and discharge when due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the non-payment thereof will not result in the execution of any tax lien or otherwise jeopardize the Agent’s or the Lenders’ interest in any Collateral.

6.3 Delivery of Financial and Other Statements. The Borrowers shall deliver to the Agent and the Lenders financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied, as follows:

(a) on or before the one hundred twentieth (120th) day following the close of each Fiscal Year, the Borrowers will submit to the Agent and the Lenders (i) annual audited and unqualified consolidated financial statements, which shall be accompanied by consolidating schedules and management letters (if issued) and certified by an independent certified public accountant acceptable to the Agent, and (ii) an annual budget for the then current year, in form reasonably satisfactory to the Agent, certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers;

(b) on or before the forty-fifth (45th) day following the close of each fiscal quarter, the Borrowers will submit to the Agent and the Lenders (i) a consolidated balance sheet and income statement, reporting the Borrowers’ current financial position and the results of their operations for the fiscal quarter then ended and year-to-date, (ii) internally prepared statements of cash flow and contract/status backlog reports, (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form attached as Exhibit 5 hereto, (iv) a schedule listing each Government Contract (other than Government Contracts with an Approved International Organization) which constitutes a Material Contract and has a remaining term of twelve (12) months or longer, and (v) a written report listing all office locations of the Borrowers and denoting each office location where the Borrowers maintain their books and records, each of which shall be in form and substance satisfactory to the Agent in all respects and certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers;

(c) on or before the thirty-fifth (35th) day following the close of each fiscal month, the Borrowers will submit to the Agent and the Lenders a Borrowing Base/Non-Default Certificate in the form attached as Exhibit 4 hereto, accompanied by detailed current aged billed accounts receivable reports, each of which shall be certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers;

(d) within five (5) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Agent and the Lenders copies of all public filings, disclosure statements and/or registration statements which any Borrower issues to, distributes to or files with the Securities and Exchange Commission or any state agency or department regulating securities (or any other person or entity, pursuant to the rules and/or regulations of the Securities and Exchange Commission or any state agency or department regulating securities);

(e) not less than thirty (30) days prior to any change of or addition to any of the locations within the United States where any Collateral (other than Receivables) valued, individually or in the aggregate, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) is or will be located, or any change of or addition to the location(s) of the books and records used to generate any Borrower’s Receivables, the Borrowers will submit to the Agent and each Lender a written notice specifying the new address or location of such Collateral or books and records (as the case may be), and if required pursuant to Section 6.17 hereof, the written notice from the Borrowers shall be accompanied by the landlord lien waiver required thereunder, executed by the landlord for such new location; and

(f) promptly upon the request of the Agent or any Lender, the Borrowers will provide to the Agent and the Lenders such other information and/or reports relating to each Borrower’s business, operations, properties or prospects as the Agent or Lenders may from time to time reasonably request.

It is expressly understood and agreed that the Borrower certifications required under this Section 6.3 shall (i) with respect to historical data, be true and accurate in all material respects, and (ii) with respect to projections, be reasonable.

6.4 Maintenance of Records; Review by the Lenders. Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency, will permit the Agent’s and Lenders’ officers or any of the Agent’s or Lenders’ authorized representatives or accountants to visit and inspect each Borrower’s offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Borrower, all at such reasonable times during normal business hours, and as often as the Agent or Required Lenders may reasonably request.

6.5 Maintenance of Insurance Coverage.

(a) Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, worker’s compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Agent, and will furnish to the Agent certificates evidencing such continuing insurance. The Agent, for the benefit of the Lenders ratably, shall be named as loss payee on all hazard and casualty insurance policies and as an additional insured on all liability insurance policies. All insurance policies shall also provide (i) that the insurer shall endeavor to provide not less than thirty (30) days written notice to the Agent prior to expiration, cancellation or material change in any coverage or otherwise, except where the expiration or cancellation of a policy results from no-payment of premium(s) or non-renewal of the policy (in which case the policy shall provide for not less than ten (10) days prior written notice); and (ii) for waiver of subrogation.

(b) The Borrowers shall maintain, at all times for so long as the Facilities shall remain in effect and the particular officer shall remain employed by the Borrowers, the Key Man Life Insurance Policies, which shall be in form and substance reasonably acceptable to the Agent in all respects.

6.6 Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Agent’s officers or authorized representatives to visit and inspect the Collateral and each Borrower’s tangible property at such reasonable times during normal business hours, as and when the Agent deems necessary or appropriate. Each Borrower shall perform all obligations under all Material Contracts to which it is a party (including, without limitation, all obligations of such Borrower set forth in any Material Contract to which such Borrower is a party), including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except for such non-compliance which would or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or properties of such Borrower.

6.7 Maintenance of Existence. Each Borrower will maintain its corporate or company existence (as applicable) in its state of incorporation or organization as of the Restatement Date, and will provide the Agent with evidence of the same from time to time upon the Agent’s request.

6.8 Maintenance of Certain Deposit Accounts with the Agent. Except for the Transitional Deposit Account and Permitted Foreign Bank Accounts, each Borrower will maintain its primary cash collection accounts with the Agent and all of its other primary bank accounts with a Lender; it being expressly understood and agreed, however, that Caliber shall have a reasonable period of time (not to exceed one hundred twenty (120) days from the Restatement Date) to close its existing primary bank accounts and re-establish such primary bank accounts with a Lender unless arrangements have been made in a manner acceptable to the Agent, in its sole but reasonably discretion, to promptly sweep available funds from such accounts to an account maintained with a Lender. Each Lender maintaining a primary bank account of any Borrower expressly acknowledges and agrees that (a) the Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender’s possession of such bank account constitutes “control” for purposes of perfecting the Agent’s security interest in and to such bank account under the UCC or otherwise, and (c) such Lender’s rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Agent granted pursuant to this Agreement or available pursuant to applicable law.

6.9 Maintenance of Management. The Borrowers will notify the Agent and the Lenders in writing of the change of any executive officer or director of the Parent Company or the Primary Operating Company within thirty (30) days of the date of any such change.

6.10 Disclosure of Defaults, Etc.

(a) Promptly upon the occurrence thereof, each Borrower will provide the Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Agent and the Lenders in writing of any condition, act, event or occurrence which comes to such Borrower’s attention that would or could reasonably be expected to prejudice the Agent’s or any Lender’s rights in connection with any Material Contract, any Collateral, this Agreement, any Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or lien (other than a Permitted Lien) against any Borrower, its assets or property. Additionally, the Borrowers agree to provide written notice to the Agent and Lenders within five (5) days of the date on which any obligation of a Borrower for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof.

(b) If, at any time after the Restatement Date, any Borrower shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Agent, the Agent’s counsel and each Lender within five (5) Business Days of such Borrower’s receipt thereof. Furthermore, if any Borrower shall issue, give or deliver to the Government any Prime Contractor or by any person or entity acting for or on behalf of the Government or such Prime Contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Borrower, such Borrower shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Agent, the Agent’s counsel and each Lender concurrent with the Borrower’s issuance or delivery thereof to the Government, such Prime Contractor or any person or entity acting for or on behalf of the Government or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Agent, the Agent’s counsel and each Lender pursuant to this Section 6.10 contains any information deemed “classified” by the Government and/or the dissemination of any such information to the Agent, the Agent’s counsel and each Lender would result in the Borrowers violating any Applicable Law, then the Borrowers shall deliver to the Agent, the Agent’s counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law.

6.11 Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Borrowers, such Borrower(s) shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the “Government Contract Assignments”) in connection with each such Government Contract; it being understood and agreed, however, that (i) no Borrower’s failure to execute and deliver any Government Contract Assignment shall constitute a default, breach or violation of the Borrowers’ obligation(s) set forth in this Section 6.11, unless the Agent shall have made written demand upon the Borrowers to fully and faithfully comply with its obligation(s) with respect to Government Contract Assignments set forth in this Section 6.11 above, and such demand shall have been issued by the Agent only after the occurrence of an Event of Default; and (ii) no Government Contract Assignment shall be required for any Government Contract which (a) has a remaining value of less than Five Hundred Thousand and No/100 Dollars ($500,000.00), (b) has a remaining term of less than twelve (12) months (with no option to extend), or (c) has an Approved International Organization as the other party thereto. The Borrowers acknowledge that the Agent and the Lenders will be irreparably harmed if any Borrower fails or refuses to execute and deliver any Government Contract Assignment after the Agent’s demand therefor, as and when required pursuant to this Section 6.11, and that the Agent and the Lenders have no adequate remedy at law. In such event, the Borrowers agree that the Agent shall be entitled, in addition to all other rights and remedies available to the Agent and/or the Lenders, to injunctive or other equitable relief to compel the Borrowers’ full compliance with the requirements of this Section 6.11. All costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the

Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders’ income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

6.12 Defense of Title to Collateral. The Borrowers will at all times defend the Lenders’, the Agent’s and Borrowers’ rights in the Collateral, subject to the Permitted Liens, against all persons and all claims and demands whatsoever, and will, upon request of the Agent (i) furnish such further assurances of title as may be required by the Agent, and (ii) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Agent and/or Lenders in any Collateral.

6.13 Compliance with Law. Each Borrower will conduct its businesses and operations in compliance in all material respects with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

6.14 Other Collateral Covenants.

(a) The Borrowers will, at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Agent deems reasonably appropriate or advisable to perfect, preserve or protect its ownership and security interests in any Collateral.

(b) The Borrowers shall promptly notify the Agent in writing if, at any time, any issuer of uncertificated securities, securities intermediary or commodities intermediary has issued or holds, or will issue or hold, any financial assets or commodities to or for the benefit of any Borrower, and the Borrowers shall obtain authenticated control letters from such issuer or intermediary, in form and substance reasonably satisfactory to the Agent, within ten (10) days of the Agent’s demand therefor.

(c) If any Borrower is or becomes the beneficiary of a letter of credit, such Borrower shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Agent thereof and, following the Agent’s request, enter into a tri-party agreement with the Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Agent and directing all payments thereunder to an account designated by the Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Agent.

(d) The Borrowers shall promptly take all steps necessary to grant the Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e) The Borrowers hereby irrevocably authorize the Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (A) describe Collateral (I) as all assets of the Borrowers or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (II) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (I) whether any Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (II) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Agent promptly upon request. The Borrowers also ratify their authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto, if filed prior to the Restatement Date.

(f) The Borrowers shall promptly, and in any event within two (2) Business Days after the same is acquired by any Borrower, notify the Agent of any Commercial Tort Claim (as defined in the UCC) acquired by a Borrower and unless otherwise consented to by the Agent, such Borrower shall enter into a supplement to this Agreement, granting to the Agent, for the benefit of the Lenders ratably, a security interest in such Commercial Tort Claim.

(g) If any Borrower retains possession of any Chattel Paper or Instruments with the Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Citizens Bank of Pennsylvania, as Agent.”

(h) No Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the Restatement Date without the prior written consent of the Agent.

(i) Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Agent and agrees that it will not do so without the prior written consent of the Agent, subject to such Borrower’s rights under Section 9-509(d)(2) of the UCC.

6.15 Financial Covenants of the Borrowers. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below.

(a) Fixed Charge Coverage Ratio. The Borrowers will maintain on a consolidated basis for each quarter, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00. For purposes of the foregoing, “Fixed Charge Coverage Ratio” shall mean, for each measurement period, the sum of the Borrowers’ EBITDA, plus real property rent expense and operating lease expense, divided by the sum of the Borrowers’ real property rent expense and operating lease expense, plus interest expense, plus cash taxes paid, plus required principal payments on debt and capital lease payments; provided, however, that (i) Principal payments made under Facility C, and (ii) the Primary Operating Company’s assumption of Caliber’s tax liability in an amount not to exceed Four Million and No/100 Dollars ($4,000,000.00) will be excluded from the calculation of the Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

(b) Leverage Ratio. The Borrowers will maintain at all times on a consolidated basis a Leverage Ratio of not more than 3.50 to 1.00. For purposes of the foregoing, “Leverage Ratio” shall mean, for each measurement period, the ratio of the Borrower’s Total Debt to EBITDA. The Leverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

(c) Capital Expenditures. The Borrowers shall not, on an aggregate and consolidated basis, make or incur any capital expenditures, during any Fiscal Year, in excess of an amount equal to one and one-half percent (1.50%) of the Borrowers’ gross annual revenues for the immediately preceding twelve (12) month period.

(d) Continued Profitability. The Borrowers shall not, on a consolidated basis, sustain or incur negative Consolidated Net Operating Income for any fiscal quarter throughout the term of the Loan.

(e) Maximum Total Senior Debt. The Borrowers shall not, at any time, suffer or permit Total Senior Debt to exceed the aggregate amount of all of the Borrowers’ Receivables (including all billed and unbilled Receivables). For purposes hereof, “Total Senior Debt” shall mean Total Debt, less the sum of (i) the aggregate unpaid amount of principal, accrued interest and other amounts payable in respect of Facility C, plus (ii) any and all other indebtedness expressly subordinated to the Loan in payment, priority, collection and all other respects pursuant to one or more written subordination agreements acceptable to the Agent in all respects.

Except as otherwise expressly provided above, the financial covenants referenced above shall be calculated and tested on a rolling four (4) quarter basis, and shall include the results of any entity acquired pursuant to a Permitted Acquisition and consolidated into the Borrowers’ financial statements within the twelve (12) month period immediately preceding the applicable covenant calculation date; provided, however, that for the quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, the financial covenants referenced above shall be calculated and tested on an annualized basis, beginning with the results for the quarter ending December 31, 2005. Unless otherwise defined, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP.

6.16 Intentionally Omitted.

6.17 Landlord Waivers; Subordination. If, at any time after the Restatement Date, any Borrower (other than any Foreign Borrower) shall move or relocate any of its (a) books and records or (b) primary business location(s) situated within the United States where Borrower assets valued, individually or in the aggregate, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) are located, the Borrowers shall provide to the Agent, prior to any such move or relocation, a landlord lien waiver, in form and substance reasonably satisfactory to the Agent, pursuant to which each landlord shall subordinate any statutory, contractual or other lien the landlord may have in any of the Collateral to the lien, operation and effect of the lien granted to the Agent pursuant to this Agreement and the other Loan Documents. Notwithstanding the foregoing, on or prior to November 22, 2005, all books and records of Caliber shall be moved to one of the Borrowers’ current primary business location(s) listed on Schedule 5.11 to this Agreement.

6.18 Substitute Notes. Upon request of the Agent, each Borrower shall execute and deliver to the Agent substitute promissory notes, in form and substance satisfactory to the Agent in all respects, payable to the order of such person or entity as may be designated by the Agent; it being understood and agreed, however, that the aggregate principal amount of all outstanding promissory notes shall not exceed the Commitment Amount (plus the Swing Line Commitment Amount) as of the date such substitute note(s) are issued.

6.19 Interest Rate Contracts. The Borrowers shall have in effect within thirty (30) days of Closing at all times until the third (3rd) anniversary of the Restatement Date, one or more interest rate protection agreements (“Interest Rate Contracts”), in form and substance reasonably satisfactory to the Agent in all respects (but in no event on terms that are other than commercially reasonable) covering a minimum amount of Fifteen Million and No/100 Dollars ($15,000,000.00) of the Borrowers’ Obligations. The Borrowers may have in effect, from time to time, Interest Rate Contracts reasonably satisfactory to the Agent. Any such Interest Rate Contract must be purchased from the Agent. The Borrowers’ obligations under any Interest Rate Contract purchased from the Agent shall be secured by the Collateral on a pari passu basis. The Borrowers shall determine to their own satisfaction whether each such Interest Rate Contract is sufficient to meet the Borrowers’ needs for interest rate protection, and neither the Agent nor any Lender shall have any obligation or liability with respect thereto, nor any obligation to propose, quote or enter into any Interest Rate Contract, unless such Interest Rate Contract shall be on terms and conditions satisfactory to the Agent in all respects.

ARTICLE 7

NEGATIVE COVENANTS OF THE BORROWERS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Agent, the Borrowers will not:

7.1 Change of Control; Disposition of Assets; Merger.

(a) Permit majority ownership or effective control of any Borrower to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity, except to another Borrower; or

(b) suffer or permit the issuance of any capital stock of any Borrower, except for the issuance of Additional Equity Stock, whether pursuant to an employee stock option plan or an employee stock ownership plan, in form and substance reasonably satisfactory to the Agent (either such plan being referred to herein as an “Approved ESOP”), or an employee stock purchase plan, program or arrangement, in form and substance reasonably satisfactory to the Agent (an “Approved ESPP”); or

(c) permit any Borrower to sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets (including, without limitation, stock, equity or any other type of ownership interests of another Borrower), except for (i) transfers of assets between Borrowers in which the Agent continues to have a perfected first priority security interest in and to all such assets constituting Collateral (after giving effect to such transfer), subject, however, to Permitted Liens; (ii) subleasing of any premises which is not necessary for a Borrower’s business operations; and (iii) asset dispositions to non-Borrowers consummated in the ordinary course of the Borrowers’ business, provided that the fair market value of any and all such asset dispositions does not exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), in the aggregate, during any Fiscal Year; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement and the other Loan Documents) which prohibits, limits or restricts such Borrower from assigning, pledging, hypothecating or otherwise encumbering any of its assets, including, without limitation, any stock of another Borrower; or

(d) permit any Borrower or any Affiliate of any Borrower to merge or consolidate with any business, company or enterprise, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; it being understood and agreed, however, that the Agent’s prior written consent shall not be required for any of the following:

(i) any merger between Borrowers; provided that (A) the Borrowers shall have provided not less than twenty (20) days prior written notice to the Agent and Lenders of the proposed merger, and such notice sets forth all of the material terms of such merger (including, without limitation, the purpose for consummating such merger), (B) after giving effect to such merger, the Agent, for the benefit of the Lenders ratably, shall have a perfected first priority security interest in and to the all of the assets of the surviving Borrower constituting Collateral (subject to Permitted Liens), (C), within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Agent and Lenders, and (D) promptly (but in all events within twenty (20) days) following the Agent’s request, the Borrowers shall have executed, issued and/or delivered to the Agent such documents, instruments and agreements as the Agent or the Lenders may reasonably require in connection with or as a result of such merger; or

(ii) the Caliber Acquisition or any other merger or acquisition by any Borrower with or of a non-Borrower (a “Target”) which meets all of the following criteria:

A. the merger or acquisition results in the acquisition by such Borrower of all or substantially all of the assets of the Target or at least eighty-five percent (85%) of all of the issued and outstanding equity or ownership interests in the Target, in either case, free and clear of any and all liens, claims and encumbrances (other than Permitted Liens);

B. the Target is in a similar line or lines of business as that of the Borrowers;

C. the Target is a going concern, not involved in any material litigation that is not fully covered by reserves and/or insurance and shall have (i) had net earnings after all expenses in excess of One Cent ($0.01) for the immediately preceding four (4) fiscal quarters, and (ii) not suffered any material adverse change in its business, operations, condition or assets at any time after the immediately preceding fiscal quarter end and prior to the effective date of the merger or acquisition;

D. the subject transaction does not constitute a hostile acquisition or merger, nor does it involve the acquisition or merger of any equity interests in, or assets of an existing customer of any Lender;

E. both prior to and after giving effect to the merger or acquisition, no Event of Default shall exist or have occurred;

F. the Borrowers will be in compliance with all financial covenants set forth in Section 6.15 of this Agreement both prior to and after giving effect to the merger or acquisition;

G. after giving effect to the merger or acquisition, there is at least Five Million and No/100 Dollars ($5,000,000.00) of excess availability under Facility A;

H. both prior to and after giving effect to the merger or acquisition, the aggregate amount of cash consideration, whether paid or unpaid, for all mergers and/or acquisitions that have occurred since the Restatement Date (and pursuant to Section 7.1(d)(ii) do not require Lenders’ approval) shall not exceed Five Million and No/100 Dollars ($5,000,000.00), in the aggregate; it being understood that neither the acquisition of the Synergy Entities nor the acquisition of the Caliber Entities are included for purposes of the calculation of the aggregate amount of cash consideration set forth in this Section 7.1(d)(ii)(H);

I. the Borrowers shall not assume any obligation or liability that would be included in the calculation of Total Debt as a condition of such merger or acquisition other than capitalized leases entered into in the ordinary course of business, normal and customary accruals and other indebtedness expressly permitted pursuant to this Agreement;

J. the Borrowers shall have certified in writing, or concurrent with the consummation of the subject merger or acquisition shall certify in writing, to the Agent and the Lenders that the subject merger or acquisition meets the requirements of a Permitted Acquisition as set forth above; and

K. the Target shall be joined as a “Borrower” pursuant to Section 1.10 of this Agreement within fifteen (15) days of the effective date of the merger or acquisition or such later date as otherwise provided for pursuant to Section 1.10 of this Agreement; it being understood and agreed, however, that unless and until the Agent shall have conducted a field audit with respect to the Target or newly joined Borrower (as the case may be), the assets of such Target or newly joined Borrower will not be included in the calculation of the Maximum Borrowing Base without the Agent’s prior approval.

In the event that the Agent issues its consent to a hostile acquisition or an acquisition involving the stock or assets of an existing customer of any Lender, such consent shall be subject to, among other things, the Borrowers’ agreement to indemnify, defend and hold the Agent and Lenders harmless from and against any and all claims, demands, losses, liabilities, damages, costs and expenses of every kind and nature, including without limitation, reasonable attorneys’ fees, related to, arising out of or in connection with such acquisition, pursuant to an indemnity agreement satisfactory to the Agent and the affected Lender in all respects.

7.2 Margin Stocks. Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

7.3 Change of Operations. Change the general character of any Borrower’s business as conducted on the Restatement Date, or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

7.4 Judgments; Attachments. Suffer or permit any judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) against any Borrower or any attachment against any Borrower’s property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of twenty (20) days, unless enforcement thereof shall be effectively stayed or bonded.

7.5 Further Assignments; Performance and Modification of Contracts; etc. Except as may be expressly permitted by the Loan Documents (i) make any further assignment, pledge or disposition of the Collateral or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification (a) would give rise to a Borrowing Base Deficiency, (b) would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower, or (c) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, properties or assets of any Borrower; (iii) create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; or (iv) do or permit to be done anything to impair the Agent’s security interest in any Collateral or the payments due to any Borrower thereunder; it being understood that reasonable and customary compromises and settlements with Account Debtors in the ordinary course of the Borrower’s business will not constitute a violation of this covenant.

7.6 Affect Rights of the Agent or Lenders. At any time do or perform any act or permit any act to be performed which would or reasonably could materially adversely affect the interests or rights of the Agent or Lenders under any Loan Document.

7.7 Indebtedness; Granting of Security Interests.

(a) Suffer or permit any Borrower to incur any indebtedness, whether direct or indirect, except for:

(i) trade debt and operating leases incurred in the ordinary course of business;

(ii) indebtedness outstanding on the Restatement Date and listed on Schedule 7.7(a) hereto;

(iii) inter-company indebtedness (including inter-company guarantees) by and among the Borrowers in which the Agent has a perfected security interest in and to all of their assets constituting Collateral;

(iv) performance guarantees issued by any Borrower for the benefit of another Borrower;

(v) bid bonds and/or performance bonds issued on behalf of any and all Borrowers in the ordinary course of business in an amount not to exceed, individually or in the aggregate, Five Hundred Thousand and No/100 Dollars ($500,000.00), at any time;

(vi) indebtedness secured by liens listed on Schedule 7.7(c) hereto, or other indebtedness secured by Permitted Liens;

(vii) indebtedness incurred pursuant to Interest Rate Contracts entered into by the Borrowers in accordance with Section 6.19 of this Agreement;

(viii) indebtedness incurred to finance (by purchase or lease) equipment constituting capital expenditures, provided that such indebtedness does not violate any other covenant set forth in this Agreement;

(ix) guarantees expressly permitted by the terms of this Agreement; and

(x) any other unsecured indebtedness (not specifically described in this Section 7.7(a)), provided that the aggregate amount of such indebtedness remaining unpaid and outstanding as of any date of determination does not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

(b) mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens and other liens, security interests or encumbrances expressly permitted herein); or

(c) enter into any agreement or understanding with any person or entity pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement.

7.8 Dividends; Loans; Advances; Investments and Similar Events.

(a) Declare or pay any dividend on any Borrower’s capital stock of any class, alter or amend any Borrower’s capital structure, purchase, redeem or otherwise retire any shares of any Borrower’s capital stock (other than purchases or redemptions made pursuant to an Approved ESOP or an Approved ESPP which (i) do not occur at any time after an Event of Default has occurred and is continuing, (ii) do not cause or result in an Event of Default, and (iii) when netted against any new issuances of capital stock to employees of any Borrower, do not exceed One Million and No/100 Dollars ($1,000,000.00), in the aggregate, for so long as the Facilities remain unpaid and outstanding or the Lenders have any continuing obligations hereunder), voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Borrower’s shareholders or any Borrower’s Affiliate which is not a Borrower under this Agreement;

(b) make any loans, salary advances or other payments to (i) any shareholders of any Borrower, unless such shareholder is also a Borrower party to this Agreement in which the Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of any Borrower, unless such corporation or other enterprise is also a Borrower party to this Agreement in which the Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other person or entity; provided, however, that the Borrowers may make or continue to have outstanding any or all of the following:

(i) loans or advances to individual officers, present employees or former employees of any Borrower, provided, that all such loans and advances to such persons may not at any time exceed Two Hundred Thousand and No/100 Dollars ($200,000.00), in the aggregate; it being understood that travel advances and employee retention bonuses made in the ordinary course of business shall not be included in calculating the foregoing computation;

(ii) loans to individual officers and employees of any Borrower, the proceeds of which shall be advanced on a net cash basis and used solely to finance the purchase of stock in the Parent Company by such officer or employee pursuant to and in accordance with an Approved ESPP;

(iii) loans, advances and/or payments from one Borrower to another Borrower; provided that the Agent has a perfected security interest in and to all of each Borrower’s assets constituting Collateral;

(iv) loans, advances and/or payments in the amounts which are unpaid or outstanding as of the Restatement Date and listed on Schedule 7.8(c) hereto;

(v) trade credit extended to customers of the Borrowers in the ordinary course of business;

(vi) Ordinary Course Payments;

(vii) negotiable instruments endorsed for deposit or collection in the ordinary course of business;

(viii) securities or certificates of deposit with maturities of two (2) years or less; provided that, concurrent with such investment, any and all securities or certificates of deposit (other than those acquired in connection with RABBI trusts and deferred compensation plans) shall have been pledged to the Agent, for the benefit of the Lenders ratably, pursuant to documentation reasonably satisfactory to the Agent;

(ix) so long as no Event of Default shall have occurred and be continuing, regularly scheduled consulting fees payable pursuant to the CM Equity Consulting Agreement;

(x) Permitted Investments; and

(xi) so long as no Event of Default shall have occurred and be continuing, regularly scheduled payments on any other indebtedness expressly permitted pursuant to Section 7.7 of this Agreement.

7.9 Lease Obligations. Except as may be expressly permitted by Section 7.7 of this Agreement, enter into any new lease of real or personal property, except in the ordinary course of business.

7.10 Intentionally Omitted.

7.11 Lockbox Deposits. Permit or cause any and all payments required to be made directly to the Agent, pursuant to Section 11.2 of this Agreement, to be made or directed to any other person or entity, without the prior approval of the Agent.

7.12 Sale and Leaseback Transactions; Other Agreements.

(a) Directly or indirectly, enter into any arrangement with any person or entity providing for such Borrower to lease or rent property that such Borrower has sold or will sell or otherwise transfer to such person or entity; or

(b) directly or indirectly, enter into any Material Contract pursuant to which the execution, delivery and/or performance of the obligations of any Borrower under this Agreement or under any other Loan Document would violate the terms of or constitute a default under such Material Contract.

7.13 CM Equity Consulting Agreement; Other Transactions With Affiliates. Modify or amend the CM Equity Consulting Agreement, or enter into, bind itself to or amend any contract, agreement or other understanding with any Affiliate, except upon fair and reasonable terms which are at least as favorable to the Borrower as would be the case in a comparable, arm’s-length transaction with an unaffiliated and unrelated person or entity.

7.14 Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with a blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. Each Borrower shall deliver to the Agent any certification or other evidence reasonably requested from time to time by the Agent, confirming such Borrower’s compliance with this Section 7.14.

ARTICLE 8

COLLATERAL ACCOUNT

Except for any Borrower utilizing a Permitted Foreign Bank Account, the Borrowers will deposit or cause to be deposited into a collateral account (the “Collateral Account”) designated by the Agent, all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit to the Collateral Account within two (2) Business Days of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart. Notwithstanding the foregoing, the Borrowers shall have the right to maintain deposit account(s) (the “Transitional Deposit Account”) with each of Sun Trust Bank, N.A. and United Bank in the name of one or more of the Caliber Entities and having an account number or numbers of 0000202969940 and 001002-6509, respectively; provided that the Transitional Deposit Account shall be (i) used solely for the deposit/receipt of cash, checks and other remittances owing to the Borrowers from time to time; (ii) at all times, free and clear of any and all liens claims and encumbrances (other than the security interest of the Agent granted hereby and the rights and remedies of Sun Trust Bank, N.A. and United Bank, but only to the extent that the exercise of such rights and remedies by Sun Trust Bank, N.A. or United Bank can be based solely upon claims for reimbursement of normal and customary fees and charges for account maintenance and account administration), and (iii) permanently closed on or before September 30, 2006. The Borrowers agree to exercise commercially reasonable efforts to cause Sun Trust Bank, N.A. and United Bank to enter into a wire transfer agreement with respect to the Transitional Deposit Account, in form and substance reasonably satisfactory to the Agent, on or before November 22, 2005.

The Borrowers hereby covenant and agree that the Collateral Account, the Transitional Deposit Account and the Permitted Foreign Bank Accounts shall secure the Obligations and hereby grants, assigns and transfers to or at the direction of the Agent, for the benefit of the Lenders ratably, a continuing security interest in all of the Borrowers’ right, title and interest in and to the Collateral Account, the Transitional Deposit Account and the Permitted Foreign Bank Accounts, whenever created or established. Subject to the terms of this Agreement or any other Loan Document, the Agent may apply funds in the Collateral Account, the Transitional Deposit Account and/or the Permitted Foreign Bank Accounts to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Loan Agreement and/or any other Loan Document, or any other Obligation of the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Agent. The Agent’s right to deduct sums due under the Loan Documents from the Borrowers’ account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

ARTICLE 9

DEFAULT AND REMEDIES

9.1 Events of Default. Any one of the following events shall be considered an “Event of Default”:

(a) if any Borrower shall fail to pay any principal, interest or other sum owing on any of the Notes or any other Obligation when the same shall become due and payable, whether by reason of acceleration or otherwise; or

(b) if a Borrowing Base Deficiency shall occur, and the Borrowers fail, immediately upon the happening of such occurrence, without notice or demand therefor, to make a payment to the Agent in an amount equal to or greater than the Borrowing Base Deficiency; or

(c) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against any Borrower in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), which is not, to the reasonable satisfaction of the Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

(d) if any warranty or representation set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade; or

(e) if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than financial covenants set forth in Section 6.15 of this Agreement or any other Affirmative Covenant specifically addressed elsewhere in this Section 9.1), and such non-compliance or breach shall continue unremedied after fifteen (15) days written notice from the Agent; or

(f) if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement; or

(g) if there shall be non-compliance with or a breach of any of the financial covenants set forth in Section 6.15 of this Agreement; or

(h) if a default shall occur under any of the other Loan Documents and such default shall have continued unremedied after the expiration of any applicable notice and/or cure period; or

(i) if (i) without the prior written consent of the Agent, any Borrower shall be liquidated or dissolved or shall discontinue its business; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Borrower shall become insolvent or any Borrower shall at any time fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower; or

(j) if any Borrower’s property or assets, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding and such levy, attachment or enforcement proceeding (i) involves in the excess of Fifty Thousand and No/100 Dollars ($50,000.00), and (ii) is not fully bonded or stayed; or

(k) if any Borrower shall change its registered name, state of incorporation or state of organization (as applicable), without the prior written consent of the Agent; or

(l) if any obligation(s) of one or more Borrowers for the payment of borrowed money, which involves amounts, individually or in the aggregate, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to a Lender or any other person or entity; or

(m) if (i) there shall be a default under any Material Contract which has had or could reasonably be expected to have a material adverse effect on the properties, business, profit or condition (financial or otherwise) of any Borrower or the ability of any Borrower to perform its obligations set forth in this Agreement or in any other Loan Document; or (ii) a cure notice issued under any Material Contract shall remain uncured beyond (x) the expiration of the time period available to the Borrower pursuant to such Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence of such default; or

(n) if (i) any Borrower is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower; or (iii) a notice of termination for default or the actual termination for default of any federal Government Contract shall have been issued to or received by any Borrower; or (iv) a Government investigation or inquiry relating to any Borrower and involving fraud, deception, dishonesty, willful misconduct or any allegation thereof shall have been commenced in connection with any federal Government Contract or any Borrower’s activities; or

(o) if the Required Lenders are not satisfied in their sole discretion with the results of any field audit conducted pursuant to this Agreement; and/or

(p) if the Required Lenders believe that a material adverse change shall have occurred in the business, assets, properties, condition (financial or otherwise) of the Borrowers, in the aggregate.

9.2 Remedies. Without limiting any right or remedy of the Agent and/or the Lenders set forth in this Agreement, upon the occurrence of any Event of Default, the Agent, acting on behalf of the Lenders, may exercise any or all of the following remedies:

(a) Withhold disbursement of all or any part of the Loan proceeds;

(b) Terminate the Lenders’ obligation to make further disbursements of the Loan proceeds;

(c) Declare all principal, interest and other sums owing on the Obligations to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind;

(d) Without notice, redirect any and all of the Borrowers’ deposits to the Collateral Account or any other account under the Agent’s exclusive control;

(e) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of any Lender in any capacity whatsoever, including, without limitation, any deposits with any Lender or any of its Affiliates, to the credit of or for the account of any Borrower. The Agent and Lenders are authorized at any time to charge the Obligations against any Borrower’s account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Agent or any Lender pursuant to this subsection (e) shall be shared by all of the Lenders ratably, in accordance with each Lender’s Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Agent, shall be entitled to exercise the rights of set-off provided in this subsection (e) of this Section 9.2;

(f) Exercise all rights, powers and remedies of a secured party under the UCC and/or any other applicable law(s), including, without limitation, the right to (i) require any Borrower to assemble the Collateral (to the extent that it is movable) and make it available to the Agent at a place to be designated by the Agent, and (ii) enter upon any Borrower’s premises, peaceably by the Agent’s own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action. The Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other applicable law; and/or

(g) Proceed to enforce such other and additional rights and remedies as the Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

It is expressly understood and agreed that the Lenders and/or the Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Agent may (at the direction of the Required Lenders) proceed against all or any portion of the Collateral in such order and at such times as the Agent, in its sole discretion, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia and/or any other state, district or territory of the United States. Notwithstanding the foregoing delegation of authority by the Lenders to the Agent, it is agreed that at any time there are two (2) or fewer Lender parties to this Agreement, any Lender may request the Agent to commence enforcement action against the Borrowers and/or Collateral upon an Event of Default. In this event, if the Agent fails or refuses to take enforcement action upon the request of a Lender, such Lender may itself commence appropriate enforcement action. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower’s account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the highest rate of interest payable under Notes, plus two percent (2%) per annum, and added to the indebtedness secured by the Collateral.

All sums paid or advanced by the Agent (or any Lender to the extent incurred pursuant to this Agreement) in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys’ fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders and/or the Agent their respective interests in the Collateral.

ARTICLE 10

THE AGENT; AGENCY

10.1 Appointment. Each Lender hereby affirms its irrevocable appointment of Citizens Bank to act as the Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as Agent. Citizens Bank affirms its agreement to act as the Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10.10. Each Lender agrees that the rights and remedies granted to the Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

10.2 General Nature of Agent’s Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

(b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

(c) The Agent is and shall be solely the agent of the Lenders. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other person (except only for its relationship as agent for, its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents).

(d) The Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may (i) conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, (ii) may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified, or (iii) result in any liability of the Agent or any Lender not fully covered by insurance.

10.3 Exercise of Powers.

(a) The Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Agent’s rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided herein or in any other Loan Document, when such action expressly requires the direction or consent of (i) the Required Lenders; or (ii) all of the Lenders, in either of which circumstances the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

(b) The Agent shall not in any material respect amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders, or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any Borrower without the prior consent of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request (to the extent such information shall be readily available), but in all events within five (5) Business Days of the receipt of such information; it being understood and agreed that, unless otherwise provided herein, the Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of all of the Lenders, the Agent may (a) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan, or issue Letters of Credit (i) having an expiration date beyond the Maturity Date, except as otherwise expressly provided in this Agreement, or (ii) causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Five Million and No/100 Dollars ($5,000,000); (b) change the Percentage of the Commitment Amount of any Lender, (c) release all or a substantial portion of the Collateral, except in accordance with the provisions of any applicable Loan Document, (d) amend the definition of the Required Lenders or expand the definitions of Eligible Billed Government Accounts Receivable, Eligible Billed Commercial Accounts Receivable and/or Eligible Foreign Accounts Receivable, (e) consent to the assignment or transfer by any Borrower of any of its rights or obligations hereunder, (f) amend, modify or waive any of the provisions set forth in this Section 10.3, (g) change the manner of application by the Agent of payments made under the Loan Documents, or (h) change the method of calculation used in connection with the computation of interest, commissions or fees. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

10.4 General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) The Agent, in its capacity as Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it in a manner consistent with the terms of this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

(b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral.

(c) The Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of any Borrower, or (iii) except as otherwise expressly set forth in this Agreement, the occurrence or existence of any Event of Default.

(d) The Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

10.5 Administration by the Agent.

(a) The Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

(b) The Agent may consult with legal counsel (including in-house counsel for the Agent), independent public accountants and any other experts selected by the Agent from time to time, and the Agent shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of such Borrower or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate.

(d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Agent, as finally determined by a court of competent jurisdiction.

(e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Agent has received from a Lender or a Borrower a written notice describing the Event of Default. If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender, unless such notice shall have been addressed and/or issued to all of the Lenders.

(g) The Agent shall provide three (3) Business Days prior notice to the Lenders of any field audit scheduled to be performed by the Agent pursuant to Section 1.6 of this Agreement. The Lenders shall be entitled to (i) receive copies of field audits performed by the Agent, and (ii) accompany the Agent to any field audit, provided that the Agent may, in its discretion, limit the number of Lender representatives attending any such field audit.

10.6 Lenders Not Relying on the Agent or Other Lenders. Each Lender acknowledges as follows:

(a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it;

(b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents; and

(c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

10.7 Indemnification. Each Lender agrees to reimburse and indemnify the Agent and the Agent’s directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender’s Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Agent or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Agent or such other person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the person seeking indemnity, as finally determined by a court of competent jurisdiction.

10.8 Agent in its Individual Capacity; Agent’s Commitment.

(a) With respect to its commitment and the Obligations owing to it, Citizens Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Agent. The terms “Lender,” “holders of Notes” and like terms shall include Citizens Bank in its individual capacity. Citizens Bank and its Affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any Affiliate of any Borrower, as though Citizens Bank was not the Agent hereunder.

(b) The Agent hereby agrees that it shall at all times maintain, at a minimum, the lesser of (the “Agent’s Commitment”):

(i) a Ten Million and No/100 Dollar ($10,000,000.00) interest in the aggregate Commitment Amount; or

(ii) a Percentage of the Commitment Amount that is at least equal to twenty-five percent (25%).

In the event the Agent fails to maintain the Agent’s Commitment, the Agent agrees to resign as the Agent hereunder, if requested by the Borrowers and/or the Lenders, pursuant to Section 10.10 of this Agreement; it being expressly acknowledged and agreed that the Borrowers shall be third party beneficiaries of the Agent’s Commitment requirement set forth in this Section 10.8(b).

10.9 Holders of Notes. Without limiting the requirements of Section 12.11 of this Agreement, the Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Agent. Any authority, direction or consent of any person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

10.10 Successor Agent. The Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10. Additionally, the Agent may be removed for cause by all of the Lenders (other than the Agent, if the Agent is then a Lender), or in the absence of an Event of Default, the Borrowers may request the Agent’s resignation pursuant to Section 10.8(b) hereof, if removal or resignation, as applicable, is requested in writing (which wording must specifically identify the “cause” for removal), and ten (10) days’ prior written notice of removal or resignation is provided to the Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Agent shall, on behalf of the Lenders, immediately appoint, as its successor, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00). In such event, the Agent’s resignation or removal shall not be effective until the successor Agent shall have accepted its appointment. Upon the acceptance by a successor Agent of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of the retiring Agent and payment of all amounts then due and payable by the Agent to the Lenders pursuant to this Agreement, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents. If for any reason, at any time, there is no Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Agent’s rights and perform its duties hereunder, except that (i) all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and (ii) all payments to be made to the Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

10.11 Additional Agents. If the Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other persons approved by the Agent, to act as co-Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other person (as such co-Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

10.12 Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower (subject to the terms and provisions of this Agreement), with interest thereon at the rate provided in the applicable Note.

10.13 Funding by the Agent.

(a) Except as otherwise provided in this Agreement, the Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Agent has reserved the right not to advance any amounts to the Borrowers which the Agent has not received from the Lenders. The Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. Washington, D.C. time on any given Business Day, the Lenders shall provide the required funds to the Agent no later than the close of business on such Business Day. Once per week, or within such shorter time frame as may be requested by the Agent or the Swing Line Lender, the Agent and each Lender shall pay to each other such amounts (the “Equalization Payments”) as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender’s advance of funds. The obligation of the Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs, before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 5:00 p.m. Washington, D.C. time on the date such payment is required, provided that notice of such Equalization Payment shall have been given to the party obligated to make such payment by 1:00 p.m. Washington, D.C. time; otherwise such Equalization Payment shall be made on the next Business Day.

(b) Unless the Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Agent), together with interest for the Agent’s own account for each day from and including the date of the Agent’s payment, to and including the date of repayment to the Agent (before and after judgment). Interest (a) if paid by such Lender (i) for each day from and including the date of the Agent’s payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (ii) for each day thereafter, shall accrue at the rate or rates per annum payable under the Notes; and (b) if paid by the Borrowers, shall accrue at the rate or rates per annum payable under the Notes. All payments to the Agent under this Section shall be made to the Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Agent), in dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

(c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing Line Loan, or (ii) by the Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any other Lender’s failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

(d) Each payment and prepayment received by the Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstandings, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender’s Percentage. Notwithstanding the provisions of Section 9.2(e) of this Agreement, any Lender who has failed to fund its Percentage of any advance under the Loan shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Agent in accordance with the terms and conditions of this Agreement. Payments from the Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Agent by the Lenders from time to time. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full on such date and the Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Agent, each Lender shall repay to the Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.

(e) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender’s Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

10.14 Benefit of Article. The provisions of this Article 10 are solely for the benefit of the Agent and Lenders. Except as otherwise expressly set forth in this Article 10, no Borrower shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, remedy, power, duty, obligation or liability which the Agent would have to or against any Borrower.

ARTICLE 11

CERTAIN ADDITIONAL RIGHTS AND

OBLIGATIONS REGARDING THE COLLATERAL

11.1 Power of Attorney. Each Borrower hereby reaffirms its irrevocable appointment of the Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower), to (i) upon an Event of Default, notify Account Debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2 of this Agreement, and to take control of the cash and non-cash proceeds of any such Receivables, which right the Agent may exercise at any time whether or not an Event of Default shall have occurred and be continuing hereunder or was theretofore making collections thereon; (ii) upon an Event of Default, compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Agent may deem advisable; (iii) upon an Event of Default, release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower’s interest in all or any part of the Collateral; (iv) upon an Event of Default, remove from any Borrower’s place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Agent, make such use of any Borrower’s place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (v) upon an Event of Default, repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (vi) demand, collect receipt for and upon an Event of Default, and give renewals, extensions, discharges and releases of all or any part of the Collateral; (vii) upon an Event of Default, institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (viii) upon an Event of Default, settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (ix) upon an Event of Default, receive and open all mail addressed to any Borrower (other than mail sent to the Lockbox which may be received and opened in the ordinary course of Lockbox procedures irrespective of whether any Event of Default has occurred), and if an Event of Default exists hereunder, notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Agent may designate; it being understood that the rights granted to the Agent in this clause (ix), which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Agent and/or Lenders in this Agreement or any other Loan Document, including, without limitation, their rights with respect to the Collateral Account and the below-referenced lockbox. Furthermore, each Borrower hereby reaffirms its irrevocable appointment of the Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (a)

file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (b) charge against any banking account of any Borrower any item of payment credited to any Borrower’s account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

11.2 Lockbox. Each Borrower hereby authorizes the Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower represents, warrants, acknowledges and agrees that, except where a Permitted Foreign Bank Account is being used, it has established and shall continually maintain on terms and conditions satisfactory to the Agent in all respects, one or more lockboxes (and, if required by the Agent, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Agent in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Agent and Lenders. Caliber shall, within forty-five (45) days after the Restatement Date (or within such longer period as may be reasonably required by Caliber), direct all of its customers (other than customers making payments to Caliber utilizing a Permitted Foreign Bank Account and certain other customers as may be approved by the Agent) to make payments directly to the lockbox or account described below or any other lockbox or account designated by the Agent from time to time for the collection of Caliber Receivables, and/or include on all of its invoices, a direction to its customer to make all payments directly to such lockbox or account.

Lockbox	Account

ICF Consulting Group P.O. Box 7777 – W510501 Philadelphia, Pennsylvania 19175-0501	ICF Consulting Group, Inc. Fairfax, Virginia Account No. 6203219502 Citizens Bank Attn: ACH Department ROP-440 1 Citizens Drive Riverside, Rhode Island 02915 ABA No. 036076150

11.3 Other Agreements. Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (i) on demand, subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower’s copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (ii) when requested, advise the Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Agent.

It is expressly understood and agreed, however, that the Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to the Agent or to which the Agent or the Lenders may be entitled hereunder at any time or times.

ARTICLE 12

MISCELLANEOUS

12.1 Remedies Cumulative. Each right, power and remedy of the Agent or Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Agent or any Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agent or any such Lender of any or all such other rights, powers or remedies.

12.2 Waiver. Time is of the essence of this Agreement. No failure or delay by the Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Agent or any Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

12.3 Notices. Notices to either party shall be in writing and shall be delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

If to the Borrowers:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
	Attention:	Mr. Alan Stewart
	Fax:	(703) 934-3675
and
	Attention:	Mr. Terrance McGovern
	Fax:	(703) 218-2547

with a copy of all notices to the Borrowers to:	Squire, Sanders & Dempsey L.L.P.
14th Floor, 8000 Towers Crescent Drive
Tysons Corner, Virginia 22182-2700
	Attention:	Kirk D. Beckhorn, Esq.
	Fax:	(703) 720-7801

If to the Lenders:	Citizens Bank of Pennsylvania
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
	Attention:	Mr. Richard Krogmann
	Fax:	(703) 610-6070

PNC Bank, National Association
808 17th Street, N.W.
10th Floor
Washington, D.C. 20006
	Attention:	Mr. Douglas T. Brown
	Fax:	(202) 835-5977

Chevy Chase Bank, F.S.B.
Government Contracting & Technology Group
7501 Wisconsin Avenue
12th Floor
Bethesda, Maryland 20814
	Attention:	Ms. Debra Owen
	Fax:	(240) 497-7718

and

Commerce Bank, N.A.
2070 Chain Bridge Road, Suite B5
Vienna, Virginia 22182
	Attention:	Mr. Eric A. Pietras
	Fax:	(703) 663-4367

If to the Agent:	Citizens Bank of Pennsylvania
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
	Attention:	Mr. Richard Krogmann
	Fax:	(703) 610-6070

with a copy of all notices to any Lender or the Agent to:	Dickstein Shapiro Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20037
	Attention:	Matthew S. Bergman, Esq.
	Fax:	(202) 887-0689

Any notice or other communication hereunder will be deemed given and effective (i) when actually received, in the case of hand delivery or nationally recognized overnight delivery service, (ii) when deposited in the United States mail or with such courier, in the case of first class mail or overnight delivery, or (iii) when completely sent and received, as evidenced by a transmission report from sender’s facsimile machine, in the case of facsimile transmission.

12.4 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and supersede all prior agreements and understandings; it being expressly understood and agreed that this Agreement is a complete amendment and restatement of the Existing Loan Agreement, the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Agreement. The parties hereto agree that this Agreement is given as a continuation, modification and extension of the Existing Loan Agreement and shall not constitute a novation of the Existing Loan Agreement. This Agreement and the other Loan Documents shall continue in full force and effect for so long as the Borrowers shall be indebted hereunder or under the Notes, and thereafter until the Lenders shall have actually received written notice of the termination hereof from the Borrowers and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.

12.5 Relationship of the Parties. This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Agent and Lenders of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Agent and Lenders to protect the Agent’s and the Lenders’ interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Agent to control any Borrower or to conduct any Borrower’s operations, as creating any fiduciary obligation on the part of any Lender or the Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

12.6 Waiver of Jury Trial. Each Borrower hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Agent and the Lenders are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each Borrower’s herein contained waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Agent or any Lender (including the Agent’s counsel) has represented, expressly or otherwise, to the undersigned that the Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury.

12.7 Submission to Jurisdiction; Service of Process; Venue. Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints the General Counsel of the Primary Operating Company, whose address is c/o ICF Consulting Group, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrowers at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. The Borrowers shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or the Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

12.8 Changes in Capital Requirements. If after the date of this Agreement the Agent shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Lenders with any request or directive regarding capital adequacy of any authority, central bank or comparable agency, which adoption, change or compliance is applicable to all banks generally or to banks similar in size, has or would have the effect of reducing the rate of return on the Lenders’ capital as a consequence of the Lenders’ obligations hereunder to a level below that which the Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s policies with respect to capital adequacy), then, after sixty (60) days prior notice given by the Agent to the Borrowers, the interest rate on the Notes shall be increased to a rate which shall retain the Lenders’ original rate of return on the Lenders’ capital.

12.9 [Intentionally Omitted].

12.10 Modification and Waiver. Subject to Section 10.3 hereof, neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.11 Transferability.

(a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement or any other Loan Document.

(b) No Lender shall assign its interests under this Agreement or any other Loan Document to any person or entity, without the prior written consent of both Citizens Bank and the Borrowers; provided that (i) the Borrowers’ consent shall not be required for assignments from one Lender to another Lender or at any time during which an Event of Default shall have occurred and be continuing; and (ii) the Borrowers’ consent shall not be unreasonably withheld or delayed. Subject to obtaining such consent (as required), any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time, or sell participations in some but not all of its rights and obligations under this Agreement and the other Loan Documents, provided that (a) the purchaser of any such interest is a commercial bank (a “Participating Lender”) or Eligible Assignee, in either case whose total assets exceed Five Hundred Million and No/100 Dollars ($500,000,000.00); (b) at least thirty (30) days’ prior written notice of such sale or assignment, which notice must identify the name, address and contact person of the Participating Lender and/or Eligible Assignee, shall have been issued by such transferring Lender to the Agent and the Borrowers; (c) the dollar equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Five Million and No/100 Dollars ($5,000,000.00); (d) the Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 8 hereto; and (e) if the proposed assignee of the transferring Lender is not an Affiliate of the transferring Lender, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) shall have been paid to the Agent to reimburse the Agent for costs and expenses incurred in connection with the assignment.

12.12 Governing Law; Binding Effect. This Agreement shall be governed by the laws of the Commonwealth of Virginia (without regard to conflict of laws principles) and be binding upon each Borrower and inure to the benefit of the parties hereto and their respective successors and assigns.

12.13 Gender; Number. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

12.14 Joint and Several Liability. Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

12.15 Materiality. Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Agent.

12.16 Reliance on the Agent. Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

12.17 The Patriot Act. The Agent and Lenders hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Agent and the Lenders to identify the Borrowers in accordance with the Patriot Act.

12.18 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

BORROWERS:

ATTEST:		ICF CONSULTING GROUP HOLDINGS, INC., a
[Corporate Seal]		Delaware corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF CONSULTING GROUP, INC., a
[Corporate Seal]		Delaware corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

WITNESS:		ICF CONSULTING LIMITED, a private limited company organized under the laws of England and Wales

By:	/s/ TERRANCE MCGOVERN	By:	/s/ KENNETH KOLSKY
Name:	Terrance McGovern	Name:	Kenneth Kolsky
		Title:	Director

ATTEST:		COMMENTWORKS.COM COMPANY, L.L.C. a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		THE K.S. CRUMP GROUP, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF INCORPORATED, L.L.C., a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF INFORMATION TECHNOLOGY, L.L.C.,
a Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF RESOURCES, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		SYSTEMS APPLICATIONS INTERNATIONAL,
L.L.C., a Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF ASSOCIATES, L.L.C., a Delaware limited
liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF SERVICES COMPANY, L.L.C., a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF CONSULTING SERVICES, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF EMERGENCY MANAGEMENT SERVICES,
LLC, a Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

WITNESS:		ICF CONSULTING PTY LTD, an Australian
corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ KENNETH KOLSKY
Name:	Terrance McGovern	Name:	Kenneth Kolsky
		Title:	Director

ATTEST:		ICF CONSULTING CANADA, INC., a Canadian
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

WITNESS:		ICF/EKO, a Russian corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

WITNESS/ATTEST:		ICF CONSULTORIA DO BRAZIL LTDA., a
Brazilian limited liability company

		By:	ICF CONSULTING GROUP, INC., a
Delaware corporation

By:	/s/ TERRANCE MCGOVERN		By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern		Name:	Alan R. Stewart
			Title:	CFO

		By:	ICF CONSULTING SERVICES, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN		By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern		Name:	Alan R. Stewart
			Title:	CFO

ATTEST:		SYNERGY, INC., a District of Columbia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		SIMULATION SUPPORT, INC., a Virginia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		SYNERGY BIOMEDICAL, LLC, a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF PROGRAM SERVICES, LLC, a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		CALIBER ASSOCIATES, INC., a Virginia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		COLLINS MANAGEMENT CONSULTING, INC., a
[Corporate Seal]		Virginia corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		FRIED & SHER, INC., a Virginia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

LENDER(S):

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

		By:	/s/ RICHARD A. KROGMANN
		Name:	Richard A. Krogmann
		Title:	V.P.

CHEVY CHASE BANK, F.S.B., a federal savings bank

		By:	/s/ DEBRA OWEN
		Name:	Debra Owen
		Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as successor-in-interest to Riggs Bank, N.A., a national banking association

By:	/s/ DOUGLAS T. BROWN
Name:	Douglas T. Brown
Title:	SVP

COMMERCE BANK, N.A., a national banking association

By:	/s/ FRANK MERENDINO
Name:	Frank Merendino
Title:	Vice President

AGENT:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank

By:	/s/ RICHARD A. KROGMANN
Name:	Richard A. Krogmann
Title:	VP

SCHEDULE 1

Lenders	Total Commitment Amount Percentage/Commitment $		Facility A Percentage/Commitment $		Facility B Percentage/Commitment $		Facility C Percentage/Commitment		Swing Line Facility Percentage/Commitment $
Citizens Bank	50%	$37,500,000.00	50%	$22,500,000.00	50%	$11,000,000.00	50%	$4,000,000.00	100%	$10,000,000
PNC Bank	25%	$18,750,000.00	25%	$11,250,000.00	25%	$5,500,000.00	25%	$2,000,000.00	0%	$0
Chevy Chase Bank	12.5%	$9,375,000.00	12.5%	$5,625,000.00	12.5%	$2,750,000.00	12.5%	$1,000,000.00	0%	$0
Commerce Bank	12.5%	$9,375,000.00	12.5%	$5,625,000.00	12.5%	$2,750,000.00	12.5%	$1,000,000.00	0%	$0
TOTALS:	100%	$75,000,000	100%	$45,000,000	100%	$22,000,000	100%	$8,000,000	100%	$10,000,000

[Add Facility C]

Wiring Instructions:	Citizens Bank of Pennsylvania
Philadelphia, PA
ABA #036076150
Attn: Loan Administration
Account #6000005214
Ref : ICF Consulting
Loan/Note #
PAYDOWN/ADVANCE/ETC.

Wiring Instructions:	PNC Bank, National Association
ABA# 054000030
Attention: Commercial Loan Operations
Account # 08-575-677
Ref: ICF Consulting Group, Inc.

Wiring Instructions:	Chevy Chase Bank, F.S.B.
ABA# 255071981
Account Name: Commercial Loan Servicing
Account # 29050030 r/c 082
Attention: Rick Butterbaugh, Manager
Ref: ICF Consulting

Wiring Instructions:	Commerce Bank, N.A.
ABA 031201360
Account Name. Participation Loan WIP
Account number 12569999
Attn. E. Huber
Ref. ICF Consulting Group Holdings Inc

FIRST MODIFICATION TO AMENDED AND RESTATED BUSINESS LOAN AND SECURITY

AGREEMENT AND OTHER LOAN DOCUMENTS

THIS FIRST MODIFICATION TO AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Modification”), dated as of March 14, 2006, is made by and among (i) CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank (“Citizens Bank”), acting in its capacity as the agent for the Lenders (the “Agent”), having offices at 852 1 Leesburg Pike, Suite 405, Vienna, Virginia 22182; (ii) CITIZENS BANK, acting in its capacity as a Lender, and each other “Lender” party to the hereinafter defined Loan Agreement (each, a “Lender” and collectively, the “Lenders”); and (iii) ICF CONSULTING GROUP, INC., a Delaware corporation (“ICFG”), ICF CONSULTING GROUP HOLDINGS, INC., a Delaware corporation (“ICF Holdings”), and each other “Borrower” party to the Loan Agreement (together with ICFG and ICF Holdings, each, a “Borrower” and collectively, the “Borrowers”), each having offices at 9300 Lee Highway, Fairfax, Virginia 22031. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Loan Agreement.

WHEREAS, pursuant to the terms of a certain Amended and Restated Business Loan and Security Agreement dated as of October 5, 2005 (as amended, modified or restated from time to time, the “Loan Agreement”), by and among the Borrowers, the Agent and the Lenders, the Borrowers obtained loans and certain other financial accommodations (collectively, the “Loan”) from the Lenders in the aggregate maximum principal amount of Seventy-five Million and No/100 Dollars ($75,000,000.00); and

WHEREAS, the Loan is evidenced by the Notes and secured by, among other things, the collateral described in the Loan Agreement; and

WHEREAS, the Borrowers anticipate a temporary need for additional capital and have requested that, for a limited period of time, the Agent and Lenders make overadvances available to the Borrower; and

WHEREAS, the Agent and Lenders have agreed to grant the Borrowers’ request, subject to the terms and conditions set forth herein; and

WHEREAS, the Borrowers, the Agent and the Lenders have also agreed to (i) revise the Leverage Ratio covenant of the Borrowers set forth in Section 6.15(b) of the Loan Agreement, (ii) revise the Maximum Total Senior Debt Covenant of the Borrowers set forth in Section 6.15(e) of the Loan Agreement, and (iii) modify the pricing for (i.e., the interest rate charged on) amounts advanced under Facility A set forth on Exhibit 7 attached to the Loan Agreement; and

WHEREAS, the Borrowers, the Agent and the Lenders desire to enter into this Modification to memorialize the agreements and understanding of the parties with respect to the foregoing matters, as hereinafter provided.

NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated herein by this reference and made a part hereof, with the same force and effect as if fully set forth herein.

2. Temporary Allowance for Overadvances. Notwithstanding anything to the contrary set forth in Section 1.3 of the Loan Agreement, so long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both shall constitute an Event of Default, and subject to satisfaction of all other terms and conditions for advances set forth in the Loan Agreement, the Borrowers may obtain over-advances of the proceeds of Facility A as follows: (i) from the date hereof through and including June 30, 2006, up to the lesser of (a) the Facility A Commitment Amount and (b) the Maximum Borrowing Base plus Six Million and No/100 Dollars ($6,000,000.00); and (ii) from July 1, 2006 through and including August 31, 2006, up to the lesser of (a) the Facility A Commitment Amount and (b) the Maximum Borrowing Base plus Four Million and No/100 Dollars ($4,000,000.00). No over-advance shall be permitted after August 31, 2006, and any and all over-advances in excess of the limits set forth in this paragraph (including, without limitation, any over-advance existing or arising after August 31, 2006) shall constitute a Borrowing Base Deficiency, and the Borrowers shall immediately make a principal payment in the amount of such Borrowing Base Deficiency.

3. Financial Covenant Amendments.

(a) Maximum Leverage Ratio. Notwithstanding anything to the contrary set forth in Section 6.15(b) of the Loan Agreement, the Borrowers will maintain a Leverage Ratio of not more than 4.00 to 1.00 for the Fiscal Quarters ending March 31, 2006 and June 30, 2006 (in lieu of the requirement for a Leverage Ratio of not more than 3.50 to 1.00 for such periods, as set forth in Section 6.15(b) of the Loan Agreement). For all applicable measurement periods thereafter, the Borrowers will maintain the Leverage Ratio set forth in Section 6.15(b) of the Loan Agreement (i.e., not more than 3.50 to 1.00).

(b) Maximum Total Senior Debt Covenant. Notwithstanding anything to the contrary set forth in Section 6.15(e) of the Loan Agreement, the Borrowers will not suffer or permit Total Senior Debt to exceed an amount equal to one hundred fifteen percent (115%) of the aggregate amount of all of the Borrowers’ Receivables (including all billed and unbilled Receivables) for the Fiscal Quarter ending March 31, 2006 (in lieu of the requirement for Total Senior Debt to be less than an amount equal to 100% of the aggregate amount of all of the Borrowers’ Receivables (including all billed and unbilled Receivables)). For all measurement periods thereafter, the Borrowers will not suffer or permit Total Senior Debt to exceed an amount equal to 100% of the aggregate amount of all of the Borrowers’ Receivables (including all billed and unbilled Receivables).

4. Modification to Covenant Compliance Certificate and Pricing Grid. Exhibit 5 and Exhibit 7 attached to the Loan Agreement are hereby deleted in their entirety, and Exhibit 5 and Exhibit 7 attached to this Modification substituted in lieu thereof.

5. Interest Rate. From and after the date of this Modification (and until the interest rate charged on amounts outstanding under the Notes would change pursuant to the Notes on or after June 1, 2006), the interest rates for amounts outstanding under the Notes will be fixed at Level IV set forth on the Pricing Grid (attached as Exhibit 7 hereto).

6. Miscellaneous.

(a) Simultaneously with the execution and delivery of this Modification (and as a condition precedent to its effectiveness), the Borrowers shall pay to the Agent, in immediately available funds: (i) a commitment/waiver fee, in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), for the ratable benefit of the Lenders; and (ii) all of the Agent’s reasonable costs and expenses associated with this Modification and the transactions referenced herein or contemplated hereby, including, without limitation, the Agent’s reasonable legal fees and expenses.

(b) Each Borrower hereby represents, warrants, acknowledges and agrees that as of the date hereof (a) there are no set-offs or defenses against and no defaults under any of the Notes, the Loan Agreement or any other Loan Document; (b) no act, event or condition has occurred which, with notice or the passage of time, or both, would constitute a default under any of the Notes, the Loan

Agreement or any other Loan Document; (c) all of the representations and warranties of the Borrowers contained in the Loan Agreement are true and correct as of the date hereof (except to the extent that such representations and warranties expressly relate solely to an earlier date), unless the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers have previously disclosed the same to the Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default; and (d) all schedules attached to the Loan Agreement with respect to any particular representation and warranty of the Borrowers set forth in the Loan Agreement (as modified) remain true, accurate and complete, as updated in writing to the Agent as of the date of this Modification.

(c) The Borrowers, and their respective representatives, successors and assigns, hereby jointly and severally, knowingly and voluntarily RELEASE, DISCHARGE, and FOREVER WAIVE and RELINQUISH any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatsoever kind or nature, whether known or unknown, which they have, may have, or might have or may assert now or in the future against the Agent and/or the Lenders directly or indirectly, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, in each case related to, arising from or in connection with the Loan, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the date hereof (including, without limitation, any claim, demand, obligation, liability, defense, counterclaim, action or cause of action relating to or arising from the grant by the Borrowers to the Agent and/or the Lenders of a security interest in or encumbrance on collateral that is, was or may be subject to, or an agreement by which the Borrowers are bound and which contains, a prohibition on further mortgaging or encumbering the same). The Borrowers hereby acknowledge and agree that the execution of this Modification by the Agent and the Lenders shall not constitute an acknowledgment of or an admission by the Agent and/or the Lenders of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(d) Except as expressly set forth herein, nothing contained in this Modification is intended to or shall otherwise act to nullify, discharge, or release any obligation incurred in connection with the Notes, the Loan Agreement and/or the other Loan Documents or to waive or release any collateral given by any Borrower to secure the Notes, nor shall this Modification be deemed or considered to operate as a novation of the Notes, the Loan Agreement or the other Loan Documents. Except to the extent of any express conflict with this Modification or except as otherwise expressly contemplated by this Modification, all of the terms and conditions of the Notes, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and the same are hereby expressly approved, ratified and confirmed. In the event of any express conflict between the terms and conditions of the Notes, the Loan Agreement or the other Loan Documents and this Modification, this Modification shall be controlling and the terms and conditions of such other documents shall be deemed to be amended to conform with this Modification.

(e) If any term, condition, or any part thereof, of this Modification, the Loan Agreement or of the other Loan Documents shall for any reason be found or held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision, or condition of this Modification, the Loan Agreement and the other Loan Documents, and this Modification, the Loan Agreement and the other Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

(f) Each Borrower acknowledges that, at all times prior to and through the date hereof, the Agent and the Lenders have acted in good faith and have conducted themselves in a commercially reasonable manner in their relationship with such Borrower in connection with this Modification and in connection with the obligations of the Borrowers to the Agent and the Lenders under the Loan; the Borrowers hereby waiving and releasing any claims to the contrary.

(g) Each Borrower, Lender and the Agent hereby acknowledges and agrees that, from and after the date hereof, all references to the “Loan Agreement” set forth in any Loan Document shall mean the Loan Agreement, as modified pursuant to this Modification and any other modification of the Loan Agreement dated prior to the date hereof.

(h) Each Borrower hereby represents and warrants that, as of the date hereof, such Borrower is indebted to the Lenders in respect of the amounts due and owing under the Notes, all such amounts remain outstanding and unpaid and all such amounts are payable in full, without offset, defenses, deduction or counterclaim of any kind or character whatsoever.

(i) Each Borrower acknowledges (a) that it has participated in the negotiation of this Modification, and no provision of this Modification shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (b) that it has had access to an attorney of its choosing in the negotiation of the terms of and in the preparation and execution of this Modification, and it has had the opportunity to review, analyze, and discuss with its counsel this Modification, and the underlying factual matters relevant to this Modification, for a sufficient period of time prior to the execution and delivery hereof; (c) that all of the terms of this Modification were negotiated at arm’s length; (d) that this Modification was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; and (e) that the execution and delivery of this Modification is the free and voluntary act of such Borrower.

(j) This Modification shall be governed by the laws of the Commonwealth of Virginia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(k) This Modification may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Signature pages may be exchanged by facsimile and each party hereto agrees to be bound by its facsimile signature.

[The Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Modification as of the date first above written.

BORROWERS:

ATTEST:		ICF CONSULTING GROUP HOLDINGS, INC., a
[Corporate Seal]		Delaware corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF CONSULTING GROUP, INC., a
[Corporate Seal]		Delaware corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

WITNESS:		ICF CONSULTING LIMITED, a private limited
company organized under the laws of England and
Wales

By:	/s/ TERRANCE MCGOVERN	By:	/s/ KENNETH KOLSKY
Name:	Terrance McGovern	Name:	Kenneth Kolsky
		Title:	Director

ATTEST:		COMMENTWORKS.COM COMPANY, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		THE. K.S. CRUMP GROUP, L.L.C., a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF INCORPORATED, L.L.C., a Delaware limited
liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF INFORMATION TECHNOLOGY, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF RESOURCES, L.L.C., a Delaware limited
liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		SYSTEMS APPLICATIONS INTERNATIONAL,
L.L.C., a Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF ASSOCIATES, L.L.C., a Delaware limited
liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF SERVICES COMPANY, L.L.C., a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF CONSULTING SERVICES, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF EMERGENCY MANAGEMENT SERVICES,
LLC, a Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
Title:	Treasurer	Title:	CFO

WITNESS:		ICF CONSULTING PTY LTD, an Australian
corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ KENNETH KOLSKY
Name:	Terrance McGovern	Name:	Kenneth Kolsky
		Title:	Director

ATTEST:		ICF CONSULTING CANADA, INC., a Canadian
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
Title:	Treasurer	Title:	CFO

WITNESS:		ICF/EKO, a Russian corporation

		By:	/s/ ALAN R. STEWART
By:	/s/ TERRANCE MCGOVERN	Name:	Alan R. Stewart
Name:	Terrance McGovern	Title:	CFO

WITNESS/ATTEST:		ICF CONSULTORIA DO BRAZIL LTDA., a
Brazilian limited liability company

		By:	ICF CONSULTING GROUP, INC., a
Delaware corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
Title:	Treasurer	Title:	CFO

		By:	ICF CONSULTING SERVICES, L.L.C., a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
Title:	Treasurer	Title:	CFO

ATTEST:		SYNERGY, INC., a District of Columbia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		SIMULATION SUPPORT, INC., a Virginia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF BIOMEDICAL CONSULTING, LLC, a
Delaware limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		ICF PROGRAM SERVICES, LLC, a Delaware
limited liability company

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		CALIBER ASSOCIATES, INC., a Virginia
[Corporate Seal]		corporation

By:	/s/ TERRANCE MCGOVERN	By:	/s/ ALAN R. STEWART
Name:	Terrance McGovern	Name:	Alan R. Stewart
		Title:	CFO

ATTEST:		COLLINS MANAGEMENT CONSULTING, INC.,
[Corporate Seal]		a Virginia corporation

		By:	/s/ ALAN R. STEWART
By:	/s/ TERRANCE MCGOVERN	Name:	Alan R. Stewart
Name:	Terrance McGovern	Title:	CFO

ATTEST:		FRIED & SHER, INC., a Virginia corporation
[Corporate Seal]

		By:	/s/ ALAN R. STEWART
By:	/s/ TERRANCE MCGOVERN	Name:	Alan R. Stewart
Name:	Terrance McGovern	Title:	CFO

LENDER(S):
CITIZENS BANK OF PENNSYLVANIA, a
Pennsylvania state chartered bank

		By:	/s/ RICHARD A. KROGMANN
		Name:	Richard A. Krogmann
		Title:	Vice President

CHEVY CHASE BANK, F.S.B., a federal savings
bank

		By:	/s/ DEBRA OWEN
		Name:	Debra Owen
		Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as
successors-in-interest to Riggs Bank, N.A., a
national banking association

		By:	/s/ DOUGLAS T. BROWN
		Name:	Douglas T. Brown
		Title:	Senior Vice President

COMMERCE BANK, N.A., a national banking
association

		By:	/s/ FRANK J. MERENDINO
		Name:	Frank J. Merendino
		Title:	Vice President

AGENT:

CITIZENS BANK OF PENNSYLVANIA, a
Pennsylvania state chartered bank

		By:	/s/ RICHARD A. KROGMANN
		Name:	Richard A. Krogmann
		Title:	Vice President

EXHIBIT 7

ICF CONSULTING GROUP

PRICING GRID

PRICING LEVEL	I	II	III	IV
If the Leverage Ratio is:	less than 2.75 to 1.00	greater than or equal to 2.75 to 1.0 but less than 3.25 to 1.0	greater than or equal to 3.25 to 1.0 but less than 3.50 to 1.0	greater than or equal to 3.50 to 1.0
then the Additional LIBOR Interest Margin for Facility A shall be:	2.25%	2.50%	2.75%	3.00%

then the Additional Base Rate Interest Margin for Facility A shall be:	0.00%	0.00%	0.00%	0.25%

then the Additional LIBOR Interest Margin for Facility B shall be:	2.50%	2.75%	3.00%	3.00%

then the Additional Base Rate Interest Margin for Facility B shall be:	0.25%	0.25%	0.25%	0.25%

then the Additional LIBOR Interest Margin for Facility C shall be:	3.00%	3.25%	3.50%	3.50%

then the Additional Base Rate Interest Margin for Facility C shall be:	0.75%	0.75%	0.75%	0.75%